Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of May 23, 2005

by and among

Cambio Health Solutions, LLC,

Cambio Partners, LLC,

each of the individuals named in Exhibit A that executes a Joinder Agreement on or after the date hereof and prior to the Closing,

FTI Consulting, Inc.,

FTI, LLC,

FTI Cambio LLC

and

the Seller Representative

i

ii

iii

INDEX OF DEFINED TERMS

Accountant	Section 2.3(e)

Accounts Receivable	Section 1.1(a)(iii)

Acquisition Proposal	Section 10.19

Adjudicated Amount	Section 9.2(b)

Affiliate	Section 10.19

Aggregate Excess Cash	Section 10.19

Aggregate Excess Shares	Section 10.19

Agreement	Introduction

Allocation	Section 2.4(a)

Asset Purchase Agreement	Introduction

Assets	Section 1.1(a)

Assignment and Bill of Sale	Section 7.2(a)

Assumed Liabilities	Section 1.2

Assumption Agreement	Section 7.2(b)

Baseline Net Working Capital	Section 10.19

Benefit Plans	Section 5.12(a)

Business	Preamble

Business Day	Section 10.19

Business Employees	Section 5.12(a)

Business Name	Section 5.10

Buyer	Introduction

Buyer Indemnification Notice	Section 6.3(a)

Buyer Indemnified Party	Section 6.1

Buyer Indemnifying Parties	Section 6.4(a)

Buyer Objection Notice	Section 6.4(b)

Index – 1

Cambio Partners	Introduction

Cash Consideration	Section 2.1(a)

Cash Shortfall	Section 2.3(f)(ii)

CHS Sub	Section 5.15(a)

CHS Sub Agreement	Section 5.15(a)

Cleanup	Section 10.19

Client	Section 5.8(c)(ii)

Closing	Section 7.1

Closing Cash Payment	Section 2.1(a)

Closing Date	Section 7.1

Closing Date Value	Section 2.1(a)

Closing Net Working Capital Statement	Section 2.3(c)

COBRA Coverage	Section 5.12(e)

Code	Section 10.19

Common Stock	Section 2.1(a)

Competing Business	Section 5.8(c)(v)

Confidential Information	Section 5.8(b)

Consent Threshold	Section 6.3(a)

Contractor	Section 5.8(c)(iv)

Contracts	Section 1.1(a)(ii)

Contribution and Redemption Agreement	Section 10.19

Covenant Period	Section 5.8(c)(i)

Direct Claim	Section 6.3(b)

Employee Benefit Plans	Section 3.15(a)

Employment Agreement	Section 7.2(g)

Environmental Claim	Section 10.19

Index – 2

Environmental Laws	Section 10.19

ERISA	Section 10.19

ERISA Affiliate	Section 3.15(a)

Escrow Agent	Section 2.2(b)

Escrow Agreement	Section 2.2(b)

Escrowed Amounts	Section 2.2(b)

Escrowed Shares	Section 2.2(b)

Escrow Joinder Agreement	Section 7.2(n)

Escrow Joinder Individual	Section 3.28

Escrow Release Authorization	Section 2.3(h)

Estimated Net Working Capital	Section 2.3(b)

Estimated Net Working Capital Certificate	Section 2.3(b)

Estimated Working Capital Differential	Section 10.19

Excess Cash Amount	Section 2.3(f)(i)

Excluded Assets	Section 1.1(b)

Excluded Contracts	Section 1.1(b)(vi)

Excluded Liabilities	Section 1.3

Final Net Working Capital	Section 2.3(e)

Final Net Working Capital Statement	Section 2.3(e)

Financial Statements	Section 3.5(a)

FTI	Introduction

FTI LLC	Introduction

FTI Party	Section 5.8(b)

GAAP	Section 10.19

Governmental Authority	Section 3.3(e)

Hazardous Substances	Section 10.19

Index – 3

Hospital Entity	Section 5.8(b)(i)

Indebtedness	Section 10.19

IRG	Section 10.19

IRS	Section 10.19

Joinder Agreement	Section 7.2(i)

Key Man Life Insurance Policy	Section 1.1(a)(vii)

Law and Laws	Section 3.3(a)

Lease	Section 3.9

Leasehold Property	Section 3.9

Liabilities	Section 10.19

Liens	Section 10.19

LLC Owner and LLC Owners	Introduction

LLC Owner Closing Documents	Section 3.26(a)

LLC Owner Excess Cash	Section 10.19

LLC Owner Excess Shares	Section 10.19

Loss and Losses	Section 6.1

Net Working Capital	Section 2.3(a)

New Liability	Section 1.2(a)

Organizational Documents	Section 10.19

Other Assets	Section 10.19

Payoff Letter	Section 7.2(d)

Permits	Section 3.14

Person	Section 10.19

Personal Goodwill	Section 10.19

Personal Property	Section 3.6(a)

Post-Closing Tax Period	Section 5.7(b)

Index – 4

Post-Reconciliation Payable	Section 2.3(h)

Pre-Closing Tax Period	Section 5.7(b)

Projections	Section 3.5(d)

Projects	Section 3.21

Proprietary Rights	Section 10.19

Prospective Client	Section 5.8(c)(iii)

Protest Notice	Section 2.3(d)

PTO	Section 5.12(c)

Purchase Price	Section 2.1(a)

Purchase Price Schedule	Section 2.1(b)

QHR	Section 10.19

Receivables True-up Date	Section 2.3(g)

Relative Interest	Section 10.19

Release	Section 10.19

Restricted Party	Section 5.8(a)

Restricted Stock Agreement	Section 7.2(h)

Seller	Introduction

Seller Indemnification Notice	Section 6.4(a)

Seller Indemnified Party	Section 6.2

Seller Objection Notice	Section 6.3(a)

Seller Representative	Section 10.18(a)

Selling Party and Selling Parties	Introduction

Senior Executive	Section 7.2(g)

Settlement Agreement	Section 5.1(e)

Share Consideration	Section 2.1(a)

Subsidiary	Section 10.19

Index – 5

Substitute Cash Payment	Section 10.19

Tax or Taxes	Section 10.19

Tax Returns	Section 10.19

Termination Amount	Section 9.2(b)

Termination Statement	Section 9.2(b)

Third Party Claim	Section 6.3(a)

Transaction Documents	Section 10.19

Transfer	Section 5.13

Transferred Employee	Section 5.12(a)

Transfer Taxes	Section 5.7(a)

Triad	Section 10.19

Uncollected Receivables Amount	Section 10.19

Warranty Period	Section 10.19

Index – 6

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Asset Purchase Agreement” or this “Agreement”), dated as of May 23, 2005, by and among Cambio Health Solutions, LLC, a Delaware limited liability company (“Seller”), Cambio Partners, LLC, a Tennessee limited liability company (“Cambio Partners”), each of the individuals named in Exhibit A that executes a Joinder Agreement on or after the date hereof and prior to the Closing (each an “LLC Owner” and, collectively, the “LLC Owners”), FTI Consulting, Inc., a Maryland corporation (“FTI”), FTI, LLC, a Maryland limited liability company (“FTI LLC”), FTI Cambio LLC, a Maryland limited liability company (“Buyer”) and Thomas W. Singleton, not individually, but solely in his capacity as the Seller Representative. Cambio Partners and Seller are each a “Selling Party” and, collectively, the “Selling Parties.” Certain terms used herein are defined in Section 10.19.

PREAMBLE

A. Seller is engaged in the business of providing hospitals, health care systems and academic medical centers with strategic, financial and operational consulting services, including, but not limited to, turnaround management; performance enhancement; negotiation and advice with respect to sales, mergers, affiliations and strategic alliances; interim management; and revenue cycle improvement (the “Business”).

B. Cambio Partners owns directly all of the outstanding membership interests of Seller.

C. Each LLC Owner owns the membership equity interests of Cambio Partners set forth opposite his or her name on Exhibit A, and each LLC Owner is employed, directly or indirectly, by Seller or has a contractual relationship with Seller.

D. Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer, convey and deliver to Buyer, all the assets, business and operations of Seller, together with certain obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein.

E. FTI desires to purchase from each LLC Owner, and each LLC Owner desires to sell, assign, transfer, convey and deliver to FTI, such LLC Owner’s Personal Goodwill.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS AND PERSONAL GOODWILL

Section 1.1 Purchase and Sale of Assets.

(a) Subject to the terms of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to all of its rights, properties and assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever located) and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, other than the Excluded Assets (collectively, the “Assets”), including, without limitation, the following:

(i) all goodwill of Seller as a going concern, if any;

(ii) all contracts, agreements, leases, instruments, obligations, arrangements or other understandings (whether written or oral), including amendments and supplements, modifications, and side letters or agreements, identified in Schedule 1.1(a)(ii) and all other agreements related to the Business which call for expenditures of less than One Thousand Dollars ($1,000) annually and/or may be terminated by Seller without cause or penalty on notice of thirty (30) days or fewer (collectively, the “Contracts”);

(iii) all accounts receivable and all notes, bonds and other evidences of indebtedness and rights to receive payments arising out of Seller’s operation of the Business (“Accounts Receivable”), including those identified in Schedule 1.1(a)(iii);

(iv) the advance billings and the unapplied monetary portion heretofore paid to Seller in respect of retainers relating to Contracts that remain executory and not fully performed on the Closing Date and which relate to the engagement of Seller’s employees to perform services for clients of Seller;

(v) all credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items of Seller;

(vi) all client work and client work product related to the Business that has been performed or is in the process of being performed on the Closing Date, which has not yet been completed or has not yet been billed and which is reasonably expected to be ultimately billed in the ordinary course of business;

(vii) the key man life insurance policy held by Cambio Partners on the life of Thomas W. Singleton (the “Key Man Life Insurance Policy”); and

(viii) all Other Assets.

(b) Excluded Assets. Notwithstanding anything contained herein to the contrary, Seller shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase from Seller and the Assets shall not include, the following assets, properties, interests and rights of Seller (the “Excluded Assets”):

(i) the organizational documents, minute books, and other documents relating exclusively to the organization, maintenance and existence of Seller, including taxpayer and other identification numbers, Tax Returns, Tax information and Tax records, and books and records related exclusively to the Excluded Liabilities;

(ii) the rights of Seller under this Agreement and the Transaction Documents;

(iii) any Employee Benefit Plans and interests in Employee Benefit Plans;

(iv) any insurance policies and agreements other than the Key Man Life Insurance Policy;

(v) all claims, rights, interest and proceeds with respect to federal, state and local Tax refunds (including, without limitation, property tax refunds) relating to Taxes attributable (A) to the Selling Parties or (B) to the Assets or the Business for all periods ending on or prior to the Closing Date, and the right to pursue appeals of the same;

(vi) all contracts, agreements, leases, instruments, obligations, arrangements or other understandings (whether written or oral), including amendments and supplements, modifications and side letters or agreements identified on Schedule 1.1(b)(vi) (the “Excluded Contracts”);

(vii) all deposits and prepaid expenses that were made in connection with the Excluded Assets and Excluded Liabilities (including insurance premiums and cash surrender values of insurance policies and all non-assignable or non-assumable prepaid expenses that were made in connection with the Assets); and

(viii) all insurance proceeds arising in connection with the Excluded Assets and Excluded Liabilities.

Section 1.2 Assumption of Liabilities. Subject to the terms of this Agreement, Buyer hereby agrees to assume only the following liabilities and obligations (collectively, the “Assumed Liabilities”):

(a) all current liabilities of Seller specifically included in Net Working Capital in the amount reflected on the Final Net Working Capital Statement (up to a maximum of the Estimated Working Capital Differential); provided, however, that, to the extent any such current liability was not included in the Estimated Net Working Capital (a “New Liability”), it will only be assumed if such New Liability was incurred by Seller in the ordinary course of business consistent with past practice;

(b) the obligations of Seller under the Contracts set forth on Schedule 1.1(a)(ii), but only to the extent such obligations (i) are specifically included in Net Working Capital, and only the amount stated in the Final Net Working Capital Statement, or arise after the Closing Date, (ii) do not arise from or relate to any breach by Seller of any such Contracts, (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach by Seller of any such Contracts and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of such Contracts;

(c) all liabilities and obligations arising from Buyer’s operation of the Assets or the Business, in each case after the Closing Date; and

(d) one-half of the amount of any Transfer Taxes payable with respect to the sale and purchase of the Assets.

Section 1.3 Excluded Liabilities. Except as expressly provided in Section 1.2, Buyer shall not assume or be liable for any Liabilities of Seller or any other Person, whether or not relating to the Business (the “Excluded Liabilities”), including, without limitation, the following:

(a) (i) all Liabilities relating to Taxes attributable to or imposed upon Seller or any of its Affiliates (or for which Seller or any of its Affiliates may otherwise be liable) without regard to whether such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date and (ii) all Liabilities relating to Taxes attributable to or imposed on the Assets or the Business for any period (or portion thereof) ending on or prior to the Closing Date (including, in each case and without limitation, all Liabilities of Seller and its Affiliates for Taxes related to the transactions contemplated by this Agreement (other than the Transfer Taxes in accordance with Section 1.2(d) and Taxes specifically reflected on the Final Net Working Capital Statement as a current liability and only the amount reflected)) or thereafter;

(b) any Liability of Seller arising out of or relating to the execution, delivery or performance of this Agreement, including any claim for payment of fees and/or expenses as a broker or finder in connection with the origination, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and a Selling Party;

(c) any Liability of Seller for any fees, costs or expenses of the type referred to in Section 10.6;

(d) any Liability relating to any Excluded Asset;

(e) to the extent not specifically included in Net Working Capital, any Liability consisting of or relating to Indebtedness;

(f) to the extent not specifically included in Net Working Capital, any Liability that relates to, or arises out of, directly or indirectly, the operation of the Business or Seller’s ownership, control or use of the Assets on or prior to the Closing Date, including, but not limited to, any Liability or obligation to any current, past or future employee of Seller or any of its Affiliates based on any event or events occurring prior to the Closing;

(g) any violations of Environmental Laws on or prior to the Closing Date;

(h) any Cleanup of Hazardous Substances Released, disposed of or discharged (i) on, beneath or adjacent to Seller’s leasehold real property prior to or on the Closing Date; or (ii) at any other location if such substances were generated, used, stored, treated, transported or released by or on behalf of Seller prior to or on the Closing Date;

(i) any Liability to a third party arising from any Hazardous Substance present at the Business headquarters on or prior to the Closing Date;

(j) any Liability under or otherwise attributable to any Employee Benefit Plan, including any Liability or obligation for benefits payable thereunder;

(k) any statutory obligations with respect to the continuation of benefits for Persons who cease to be employees of Seller (provided, however, that nothing herein shall be construed to require the Selling Parties to assume, or to indemnify FTI LLC for, its obligations under Section 5.12(e) to provide COBRA Coverage for Transferred Employees);

(l) any Liability arising from or relating to the Proprietary Rights of third parties on or prior to the Closing, including any loss or infringement thereof;

(m) to the extent not specifically included in Net Working Capital, any Liability in any way attributable to the performance of services for or on behalf of Seller or any of its Affiliates on or prior to the Closing Date by any employee, independent contractor or agent of Seller or any of its Affiliates or any other individuals rendering services for or on behalf of Seller or any of its Affiliates, including any Liability arising under a collective bargaining agreement or other union agreement or arrangement prior to the Closing Date;

(n) any Liability of Seller which any Person seeks to impose upon Buyer by virtue of environmental matters, employee benefit plans, Taxes (other than the Transfer Taxes in accordance with Section 1.2(d) and Taxes specifically reflected on the Final Net Working Capital Statement as a current liability and only the amount reflected) and labor and employment matters, or any of Selling Parties’ indemnification obligations either arising prior to the Closing Date or relating to periods ending on or prior to the Closing Date; and

(o) with respect to any suits, actions, proceedings, investigations, complaints, claims, charges or orders or other contingent liabilities of Seller, whether or not disclosed to Buyer, relating to periods and occurrences ended on or before the Closing Date.

Section 1.4 Third-Party Consents. To the extent that any Asset is not assigned or not assignable to Buyer or if any necessary consent to such assignment shall not have been obtained by the Selling Parties as of the Closing, this Agreement shall not constitute an assignment or attempted assignment of such Asset. With respect to any such Asset, from and after the date hereof, the Selling Parties shall use their reasonable best efforts to obtain any necessary consents. If such consents are not obtained, the Selling Parties (i) shall cooperate in any reasonable arrangement designed to provide Buyer with the benefits of such Asset, including remitting to Buyer any amounts paid to Seller, and (ii) enforce at the request of Buyer any rights of Seller arising from such Asset (including a right of termination). Buyer agrees to use commercially reasonable efforts to perform any obligations relating to an Asset for which benefits are being provided to Buyer in accordance with the preceding sentence to the same extent required of Seller (in the same (or as near as practicable) manner and time, and with the same quality, required of Seller).

Section 1.5 Personal Goodwill. Subject to the terms of this Agreement, each LLC Owner agrees to sell, assign, transfer, convey and deliver to FTI, and FTI agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in and to all of such LLC Owner’s Personal Goodwill.

ARTICLE II

CONSIDERATION AND MANNER OF PAYMENT

Section 2.1 Purchase Price.

(a) The aggregate purchase price for the Assets, the restrictive covenants contained in Section 5.8, the Personal Goodwill of the LLC Owners and the restrictive covenants contained in the Employment Agreements (the “Purchase Price”) shall consist of the Cash Consideration and the Share Consideration. The “Cash Consideration” shall be equal to $30,100,000 plus any Substitute Cash Payment, plus or minus, as applicable, the dollar amount, if any, by which the Final Net Working Capital is greater than or less than the Baseline Net Working Capital, minus the Uncollected Receivables Amount as of the Receivables True-up Date. The “Share Consideration” shall consist of the number of shares of Common Stock, par value $0.01 per share, of FTI (“Common Stock”) equal to the quotient obtained by dividing (x) $12,900,000 minus any Substitute Cash Payment by (y) the average of the daily closing prices per share of the Common Stock on the New York Stock Exchange, as reported in the Wall Street Journal for the five (5) consecutive trading days prior to the last Business Day that is two (2) days prior to the Closing Date (such average, the “Closing Date Value”). For purposes of the Closing, the “Closing Cash Payment” shall be equal to (i) $30,100,000, plus or minus, as applicable, (ii) the dollar amount, if any, by which the Estimated Net Working Capital is greater or less than the Baseline Net Working Capital, minus (iii) the product obtained by multiplying the number of Aggregate Excess Shares by the Closing Date Value.

(b) The portion of the Purchase Price payable to each LLC Owner and to Seller shall be set forth on a schedule to be agreed upon by Buyer or FTI, as applicable, and, on behalf of Seller and the LLC Owners, the Seller Representative, and delivered at the Closing (the “Purchase Price Schedule”).

Section 2.2 Payment of Purchase Price at the Closing. At the Closing:

(a) Buyer or FTI shall, in accordance with the Purchase Price Schedule, deliver (i) the Closing Cash Payment, by wire transfer of immediately available funds, and (ii) the Aggregate Excess Shares; and

(b) Buyer or FTI shall deposit with an escrow agent (the “Escrow Agent”) (i) all Share Consideration other than the Aggregate Excess Shares (the “Escrowed Shares”) and (ii) a portion of the Cash Consideration, which portion shall include the Aggregate Excess Cash, equal to $12,900,000 minus an amount equal to the number of Escrowed Shares multiplied by the Closing Date Value, pursuant to the terms of an escrow agreement substantially in the form of Exhibit 2.2(b) (the “Escrow Agreement”), and such shares of Common Stock and cash (plus all income accrued thereon) (the “Escrowed Amounts”) shall be maintained by the Escrow Agent in accordance with the Escrow Agreement.

Section 2.3 Purchase Price Adjustment.

(a) Net Working Capital. For purposes of this Agreement, the term “Net Working Capital” means the difference, as of 12:01 a.m. on the Closing Date, between Seller’s (i) current assets and (ii) current liabilities. The Net Working Capital shall be determined in accordance with GAAP consistently applied and in accordance with Exhibit 2.3(a).

(b) Estimated Net Working Capital. The Selling Parties shall cause to be delivered to Buyer at least five (5) Business Days prior to the Closing Date a certificate of the Chief Financial Officer of Seller (the “Estimated Net Working Capital Certificate”) setting forth the Selling Parties’ good-faith best estimate of Net Working Capital as of the Closing Date, determined in accordance with GAAP consistently applied and in accordance with Exhibit 2.3(a) (the “Estimated Net Working Capital”). Upon receipt of the Estimated Net Working Capital Certificate, Buyer and FTI and their representatives shall be given reasonable access to all of Seller’s books and records reasonably relating to the Estimated Net Working Capital.

(c) Closing Net Working Capital Statement. On the one hundred twentieth (120th) day after the Closing Date, Buyer and its representatives shall prepare and deliver to the Seller Representative a statement setting forth the Net Working Capital as of the opening of business on the Closing Date, determined in accordance with GAAP consistently applied and in accordance with Exhibit 2.3(a) (the “Closing Net Working Capital Statement”); provided that the accounts receivable set forth on the Closing Net Working Capital Statement shall be identical to, and shall not reflect any changes to, the accounts receivable set forth on the Estimated Net Working Capital Certificate (with any adjustments in respect of accounts receivable that would otherwise have been reflected in the Closing Net Working Capital Statement instead being accounted for through the process described in Section 2.3(g)). Upon receipt of such certificate, the Selling Parties shall be given access to all of FTI’s, FTI LLC’s and Buyer’s books and records reasonably relating to the Closing Net Working Capital Statement and the financial detail reasonably necessary to verify Buyer’s calculation of Net Working Capital set forth therein.

(d) Protest Notice. Within twenty (20) Business Days of delivery of the Closing Net Working Capital Statement, the Seller Representative may deliver written notice (the “Protest Notice”) to Buyer of any objections that Seller may have to the Closing Net Working Capital Statement. Such Protest Notice shall set forth in reasonable detail the basis of such objection together with the amount(s) in dispute. The failure of the Seller Representative to deliver such Protest Notice within the prescribed time period will constitute the Selling Parties’ acceptance of the Closing Net Working Capital Statement as delivered by Buyer.

(e) Resolution of Protest. If Buyer and the Seller Representative are unable to resolve any disagreement with respect to the Closing Net Working Capital Statement within twenty (20) days following Buyer’s receipt of the Protest Notice, then the items in dispute will be referred to an independent accounting firm mutually acceptable to Buyer and the Seller Representative (the “Accountant”) for final arbitration within forty-five (45) days after submitting the matter to the Accountant, which arbitration shall be final and binding on Buyer and Selling Parties. If Buyer and the Seller Representative are unable to agree upon the Accountant, then each shall select an independent accounting firm, and the two accounting firms so selected mutually shall select a third accounting firm to act as the sole Accountant. The Accountant shall act as an arbitrator to determine, based solely on presentations by Buyer and the Seller Representative, and not by independent review, only those amounts still in dispute. Buyer and the Seller Representative agree to execute, if requested by the Accountant, a reasonable engagement letter. The fees and expenses of the Accountant shall be allocated between Buyer and Seller so that Seller’s share of such fees and expenses shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of such fees and expenses, and where (ii) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Seller Representative (as determined by the Accountant) and the denominator of which is the difference between Buyer’s and Seller’s respective calculation of the disputed item submitted to arbitration. The term “Final Net Working Capital Statement” means the definitive Net Working Capital Statement accepted by the Seller Representative or agreed to by the Seller Representative and Buyer in accordance with Section 2.3(d) or this Section 2.3(e) or the definitive Net Working Capital Statement resulting from the determinations made by the Accountant in accordance with this Section 2.3(e) (in addition to those items theretofore accepted by the Seller Representative or agreed to by the Seller Representative and Buyer). The term “Final Net Working Capital” means the Net Working Capital as set forth on the Final Net Working Capital Statement.

(f) Net Working Capital Reconciliation. Within fifteen (15) days following the determination of the Final Net Working Capital Statement:

(i) if the Estimated Net Working Capital exceeds the Final Net Working Capital (such excess, the “Excess Cash Amount”), the Excess Cash Amount shall be paid to Buyer, in accordance with the Escrow Agreement (and Buyer and the Seller Representative shall so direct the Escrow Agent); and

(ii) if the Final Net Working Capital exceeds the Estimated Net Working Capital (such excess, the “Cash Shortfall”), Buyer shall pay to Seller, in immediately available funds, the Cash Shortfall.

(g) Accounts Receivable Reconciliation. Within fifteen (15) days following the first anniversary of the Closing Date, Buyer and Seller shall determine the Uncollected Receivables Amount as of the first (1st) anniversary of the Closing Date (the “Receivables True-up Date”), and if, as of the Receivables True-up Date, an Uncollected Receivables Amount exists, the Uncollected Receivables Amount shall be paid to Buyer in accordance with the Escrow Agreement (and Buyer and the Seller Representative shall so direct the Escrow Agent).

(h) Reimbursement of Seller for Certain Excluded Liabilities. If, after the determination of the Final Net Working Capital Statement pursuant to this Section 2.3, the Seller receives an invoice demanding payment by Seller of an undischarged liability of Seller that (i) existed at the time of the Closing and would have been a current liability of Seller at such time, (ii) was not included in the Estimated Net Working Capital or the Final Net Working Capital and (iii) is of the same type as one or more of the current liabilities specifically included on the Final Net Working Capital Statement (the amount of any such current liability for which payment is so demanded, a “Post-Reconciliation Payable”), then the Seller Representative may submit such bill or invoice to Buyer, together with authorization to the Escrow Agent to release to Buyer a portion of the Escrowed Amounts equal in dollar value to the related Post-Reconciliation Payable (any such authorization, an “Escrow Release Authorization”), and Buyer shall make payment thereon on behalf of Seller to the extent of any amount received by Buyer from the Escrow Agent pursuant to the Escrow Release Authorization; provided that Buyer shall not be required to make any such payment to the extent that the amount of such payment, together with the aggregate amount of all payments theretofore made by Buyer in respect of Post-Reconciliation Payables under this Section 2.3(h), would exceed $500,000.

Section 2.4 Allocation of Purchase Price.

(a) The Purchase Price (plus the Assumed Liabilities) shall be allocated in the manner required by Section 1060 of the Code as between the Assets and the Personal Goodwill of the LLC Owners. The allocation of the Purchase Price and the Assumed Liabilities as of the Closing shall be set forth on a signed and dated schedule delivered by Seller to FTI at the Closing, and such allocation shall be consistent with (i) the draft of such schedule provided by Seller to FTI prior to the date of this Agreement (except for changes needed to reflect the identity of the LLC Owners who are selling Personal Goodwill and changes necessary to reflect revised calculations of Net Working Capital), and (ii) the Purchase Price Schedule. Such allocation, as it may be revised after the Closing by agreement between the Seller Representative and Buyer to reflect post-Closing adjustments, if any, to the Purchase Price, is referred to herein as the “Allocation.”

(b) Seller and Buyer shall (i) be bound by the Allocation for all Tax purposes; (ii) prepare and file all Tax Returns, including IRS Form 8594 and any required exhibits thereto, in a manner consistent with the Allocation; and (iii) take no position inconsistent with the Allocation in any Tax Return or any proceeding before any taxing authority. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer, FTI and FTI LLC as follows:

Section 3.1 Seller’s Authority. Each Selling Party has full corporate or limited liability company power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which a Selling Party is a party has been duly and properly authorized by such Selling Party by all requisite action in accordance with applicable Laws and with the Organizational Documents of such Selling Party. This Agreement and each of the Transaction Documents to which a Selling Party is a party have been duly executed and delivered by such Selling Party, and, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the valid and legally binding obligation of such Selling Party and are enforceable against such Selling Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.2 Organization and Qualification of Seller. Each Selling Party is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Seller does not have and has never had any Subsidiaries, other than CHS Sub. Seller has full corporate power and authority to carry on its businesses as now being conducted and to own, lease or otherwise hold the properties and assets it now owns, leases or otherwise holds. Seller is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each of the jurisdictions listed on Schedule 3.2, and there are no other jurisdictions in which the conduct of its businesses or the ownership or lease of its assets requires such qualification under applicable Laws. Except as set forth on Schedule 3.2, Seller does not own or otherwise hold, directly or indirectly, any stock, partnership interest, joint venture interest or other equity interest in any corporation, trust, partnership, joint venture or other entity. Complete and correct copies of the Organizational Documents of Seller and all amendments thereto to date, certified by the Secretary of State of, or other appropriate Governmental Authority for, its jurisdiction of formation have been delivered to Buyer. Cambio Partners is the sole member of Seller. Schedule 3.2(a) sets forth the capitalization and ownership of Cambio Partners, including the ownership percentage; name; state or other jurisdiction of domicile; and mailing address of each member thereof (and providing such information with respect to each beneficial owner of any member thereof that is not a natural Person); Exhibit A constitutes a true and complete list of the members of Cambio Partners, and each such member is the record holder of the number of units of Cambio Partners set forth opposite such member’s name thereon. Schedule 3.2(b) contains true and correct copies of the Organizational Documents of each of the Selling Parties, as amended through the date of this Agreement.

Section 3.3 Transaction Not a Breach. Except as set forth on Schedule 3.3, the execution, delivery and performance by Selling Parties of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not, or would not but for Section 1.4:

(a) violate or conflict with or result in a breach of or default under any provision of any law, statute, rule, regulation, order, permit, by-law, enactment, ordinance, directive, judgment, injunction, decree or other decision of any court or other tribunal or any governmental entity, department or agency (whether foreign or domestic) (each a “Law” and, collectively, “Laws”);

(b) violate or conflict with or constitute a default under the Organizational Documents of any Selling Party;

(c) constitute (with or without due notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration payment or cancellation under or permit any party to terminate under any material Contract, agreement, indenture, mortgage, note, bond, license or other instrument or obligation of a Selling Party or by which the assets of a Selling Party may be bound or subject;

(d) result in the creation or imposition of any Lien upon any of the assets or properties of any Selling Party; or

(e) require any authorization, consent, order, approval, filing, registration, exemption or other action by, or notice to, any court, arbitral body, administrative or governmental body, department, commission, board, agency or instrumentality, legislative, executive or regulatory authority or agency (a “Governmental Authority”) or other Person.

Section 3.4 Compliance with Applicable Laws. Seller is, and during the Warranty Period has been, in material compliance with all Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or conduct of its business. Neither of the Selling Parties has received notice (written or oral) from any Governmental Authority during the Warranty Period, or has any knowledge, of any failure of Seller to so comply.

Section 3.5 Financial Statements.

(a) Schedule 3.5 contains true and complete copies of the following financial statements of Seller (the “Financial Statements”):

(i) the audited balance sheet of Seller as of November 30, 2004 and the related statements of income, members’ equity and cash flows for such fiscal year then ended; and

(ii) the unaudited balance sheet and statement of income of Seller as of April 30, 2005.

(b) Each of the Financial Statements is complete and correct in all material respects, is consistent with the books and records of Seller and accurately and completely, in all material respects, presents Seller’s financial condition, assets and liabilities as of its respective date and the results of operations, members’ equity and cash flows for the period related thereto in accordance with GAAP consistently applied throughout the periods covered thereby and in accordance with Exhibit 2.3(a), except that the unaudited Financial Statements are subject to normal immaterial year-end adjustments and lack the footnote disclosure otherwise required by GAAP. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

(c) Except as set forth on Schedule 3.5(c), Seller does not have any Liabilities which arose during the Warranty Period, including, without limitation, Liabilities on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except (i) to the extent specifically reflected and accrued for or specifically reserved against in the Financial Statements and (ii) for liabilities and obligations incurred in the ordinary and usual course of business consistent with past custom and practices since November 30, 2004, which, individually or in the aggregate, are not material.

(d) The projections for the fiscal years ended November 30, 2005, 2006, 2007 and 2008 of operating results of Seller contained in Schedule 3.5(d) (the “Projections”) have been prepared in good faith and are based on assumptions, projections and forecasts that were reasonable as of the date of this Agreement. The Projections are the most current projections prepared by Seller. All material assumptions, projections and forecasts used in the preparation of the Projections are set forth therein and described in reasonable detail.

Section 3.6 Assets.

(a) Personal Property. Schedule 3.6(a) is a list of the (i) fixed assets with a value greater than $5,000 owned or leased by, in the possession of, or used by Seller and (ii) each other tangible asset with a value greater than $5,000 owned or leased by, in the possession of, or used by Seller (collectively, the “Personal Property”).

(b) Title and Condition. (i) The Assets, together with the Excluded Assets, include all of the tangible and intangible assets, properties and rights, of any nature whatsoever, used in or material to the Business and all of the assets or properties necessary to conduct the Business as presently conducted and as currently proposed to be conducted or necessary to permit Buyer to conduct the Business after the Closing in the same manner as the Business has been conducted by Seller prior to the Closing; (ii) Seller has good and marketable title to, or a valid leasehold interest in or a valid right to use, all of the Assets, in each case free and clear of all Liens; (iii) the Assignment and Bill of Sale and the deeds, endorsements, assignments and other instruments to be executed and delivered by Seller to Buyer at the Closing will effectively vest in Buyer good, valid and marketable title to, and ownership of, Assets free and clear of all Liens; and (iv) all items of Personal Property are in good condition and repair (ordinary wear and tear excepted) and are useable in the ordinary and usual course of business consistent with past custom and practice and none of the items of Personal Property require any repair or replacement except for maintenance in the ordinary and usual course of business consistent with past custom and practice. Except as set forth on Schedule 3.6(b), none of the Personal Property of Seller is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the premises of Seller. Except as set forth on Schedule 3.6(b), no unreleased mortgage, trust deed, unexpired chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Assets has been recorded, filed, executed or delivered.

(c) Accounts Receivable. The Accounts Receivable reflected in the Financial Statements and/or Final Net Working Capital Statement have arisen in bona fide arm’s-length transactions in the ordinary and usual course of business consistent with past custom and practice, and, subject to the allowance for doubtful accounts set forth in the Financial Statements or, if applicable, the Final Net Working Capital Statement, and, to the knowledge of Seller, all such receivables are valid and binding obligations of the account debtors without any counterclaims, setoffs or other defenses thereto and are collectible in the ordinary and usual course of business consistent with past custom and practice. All such reserves, allowances and discounts were and are adequate and consistent in extent with the reserves, allowances and discounts previously maintained by Seller in the ordinary and usual course of business consistent with past custom and practice and determined in accordance with GAAP and Exhibit 2.3(a). All work-in-process or accrued billing reflected in the Financial Statements and/or Net Working Capital has been performed pursuant to a written customer order or contract therefor and will become accounts receivable in due course.

(d) Accounts Payable/Accruals. The accounts payable and accruals reflected on the Financial Statements and/or Final Net Working Capital Statement have arisen in bona fide arm’s-length transactions in the ordinary and usual course of business consistent with past custom and practice, and, prior to the Closing, Seller has been paying its accounts payable as and when due.

Section 3.7 Taxes. Except as set forth on Schedule 3.7 (with paragraph references corresponding to those set forth below):

(a) All Tax Returns required to be filed with respect to each Selling Party or any affiliated, consolidated, combined, unitary or similar group of which a Selling Party is or was a member have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. Each Selling Party has duly and timely paid all Taxes (including estimated taxes) and other charges for which it is liable (whether or not shown on any Tax Return). There are no liens with respect to Taxes (except for liens with respect to current Taxes not yet due) upon any of the assets and properties of Seller.

(b) No audit or other proceeding by any United States federal, state or local or foreign court, governmental or regulatory authority, or similar Person is pending or, to the knowledge of Seller, threatened with respect to any Taxes due from either Selling Party or any Tax Return filed or required to be filed by, relating to or including either Selling Party. No assessment or deficiency for any Tax has been proposed or threatened against either Selling Party. There are no unexpired waivers of any statute of limitations with respect to any Taxes for which either Selling Party may be liable.

(c) Each Selling Party has duly and timely withheld from salaries, wages, compensation and other amounts, deposited with the appropriate taxing authorities all amounts required to be so withheld and deposited for all periods under all applicable Laws, and complied with all reporting requirements under applicable Laws with respect thereto.

(d) During the Warranty Period, no written claim has ever been made by an authority in a jurisdiction where either Selling Party does not file Tax Returns that such Selling Party is or may be subject to taxation by that jurisdiction. Schedule 3.7(d) sets forth a list of each jurisdiction with respect to which each Selling Party has filed a Tax Return during the Warranty Period, the type of Tax or Taxes to which each such Tax Return relates and the most recent year for which each such Tax Return was filed.

(e) Neither Selling Party is a “foreign person” within the meaning of Section 1445(a) of the Code.

Section 3.8 Contracts.

(a) As of the date hereof, except as set forth on Schedule 1.1(a)(ii) and Schedule 1.1(b)(vi), Seller is not a party to any written or oral:

(i) agreement, contract or commitment relating to the employment of any Person, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, retention, severance, change of control or other employee benefit plan or arrangement;

(ii) agreement, contract, commitment or restriction relating to capital expenditures other than contracts, agreements or commitments not exceeding $10,000 individually, or $50,000 in the aggregate;

(iii) loan (other than accounts receivable from trade debtors in the ordinary and usual course of business consistent with past custom and practice) or advance to (other than ordinary course travel allowances to the employees of Seller), or investments in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(iv) agreement evidencing any indebtedness, including loan and credit agreements, promissory notes and other instruments of indebtedness of Seller;

(v) guarantee or other contingent Liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary and usual course of business consistent with past custom and practice);

(vi) management service, consulting, maintenance or any other similar agreement, contract or commitment (including any employee lease or outsourcing arrangement) providing for annual aggregate payments of more than $25,000;

(vii) agreement, contract or commitment limiting the ability of Seller to engage in any line of business or to compete with any Person or to conduct business in any geographical area or to solicit any Person for employment;

(viii) license or other agreements each providing for aggregate payments of more than $5,000 and relating in whole or in part to any Proprietary Rights;

(ix) agreement, contract or commitment which involves aggregate payments of $5,000 or more or which is not cancelable without penalty within 120 days;

(x) agreement, contract or commitment regarding (A) the purchase, sale, lease or disposal of any equity interest or other securities of Seller or (B) the purchase, sale, lease or disposal of any assets of Seller other than in the ordinary and usual course of business consistent with past custom and practice;

(xi) agreement, contract or commitment (other than as set forth in item (i) above) with any Affiliate, equity holder or employee of Seller (including any officer, director, agent or consultant);

(xii) agreement or, to the knowledge of Seller, arrangement regarding confidentiality;

(xiii) collective bargaining agreement or other contract or agreement with any labor union or similar organization; or

(xiv) agreement, contract or commitment outside the ordinary and usual course of business consistent with past custom and practice.

(b) Correct and complete copies of the contracts required to be set forth on Schedule 1.1(a)(ii) have previously been furnished to Buyer. Except as set forth on Schedule 3.8(b), all of the Contracts and Leases shall, following the Closing, remain enforceable by Buyer and binding on the other parties thereto in accordance with their terms, without the consent, approval, novation or waiver of any third party. Seller is not in default, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any Contract or Lease or any other obligation owed by Seller, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Contract, Lease or obligation. Except as set forth on Schedule 3.8(b), to the knowledge of Seller, Seller has not, during the three (3) years preceding the date hereof, received any oral or written assertion that it is in breach of any material contract to which it is a party. Each of the Contracts and Leases is in full force and effect, is valid and enforceable in accordance with its terms and to the knowledge of Seller is not subject to any claims, charges, setoffs or defenses. Each Contract and Lease was effected on market terms in arm’s-length negotiations.

Section 3.9 Real Property. Seller does not own any real property. Schedule 3.9 is a correct and complete list of all leasehold interests of Seller (each a “Lease” and, collectively, the “Leasehold Property”), in each case held by Seller free and clear of all Liens. Except for home offices utilized by Seller’s employees set forth on Schedule 3.9 and office space utilized by Seller’s independent contractors, the Leasehold Property constitutes all real properties used or occupied by Seller or reflected on the Financial Statements. With respect to the Leasehold Property: (a) Seller has all easements and rights necessary to conduct its business and operations; (b) no portion thereof is subject to any pending or, to the knowledge of Seller, threatened condemnation proceeding or proceeding by any public authority; (c) except as set forth on Schedule 3.9, to the knowledge of Seller, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Leasehold Property and Seller enjoys peaceful, exclusive and undisturbed possession under all leases for Leasehold Property; (d) to the knowledge of Seller, the Leasehold Property is supplied with utilities and other services necessary for the operation of such facilities; (e) each parcel of Leasehold Property abuts on and has direct vehicular access to a public road or access to a public road via a permanent appurtenant easement benefiting the parcel of Leasehold Property; (f) there is nothing owing in respect of the Leasehold Property by Seller to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed; and (g) no part of the Leasehold Property has been taken or expropriated by any federal, state, municipal or other competent authority nor has any notice or proceeding in respect thereof been given or commenced. A true and complete copy of each Lease, including all related documentation, has heretofore been delivered to Buyer.

Section 3.10 Litigation. Except as set forth on Schedule 3.10, there is no suit, action, proceeding, investigation, complaint, claim, charge or order pending against Seller, the Business or the Assets (or suit, action, proceeding, investigation, complaint, claim, charge or order related to the Business or the Assets pending against any of the officers, directors or employees of Seller who hold the position of Vice President or higher), or to which Seller is otherwise a party, before any Governmental Authority. To the knowledge of Seller, during the Warranty Period, no such suit, action, proceeding, investigation, complaint, claim, charge or order has been threatened against Seller, the Business or the Assets (or against any of the officers, directors or employees of Seller who hold the position of Vice President or higher). Except as set forth on Schedule 3.10, Seller is not subject to, and the Business and the Assets are not bound by, any judgment, order or decree of any court of other Governmental Authority, nor, during the Warranty Period, has either Selling Party received any written opinion or memorandum or legal advice from legal counsel to the effect that Seller is exposed, from a legal standpoint, to any liability which may be material. Except as set forth on Schedule 3.10, for the three (3) years prior to the date hereof, to the knowledge of Seller, there are no investigations by a Governmental Authority pending against Seller arising out of the Seller’s violation of applicable Laws, nor, to the knowledge of Seller, has the Seller received any written or oral threat that any such investigations will be commenced against Seller. Neither Selling Party is engaged in any legal action to recover monies due Seller or for damages sustained by Seller. Schedule 3.10 sets forth a list of all closed litigation matters relating to Seller, the Business or the Assets to which any of Selling Parties was a party during the Warranty Period, the date such litigation was commenced or concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment). Except as set forth on Schedule 3.10, for the three years prior to the date hereof, to the knowledge of Seller, there is and has been no pending litigation against Seller, nor to the knowledge of Seller, has Seller received any written or oral threat that any litigation will be brought against Seller.

Section 3.11 Proprietary Rights.

(a) Schedule 3.11 contains a complete and correct list of all patented and registered Proprietary Rights owned by Seller and all pending applications for patents and the registration of Proprietary Rights owned or filed by Seller and all material unregistered Proprietary Rights owned or used by Seller. In respect of all such patented and registered Proprietary Rights, Seller is listed in the records of the appropriate federal, state, or foreign agency or registry as the sole owner of record for each such Proprietary Right and in respect of such unregistered Proprietary Rights owned by Seller, Seller is the sole owner. Schedule 3.11 also contains a complete and correct list of all trade, corporate or Internet domain names owned, reserved or used by Seller. Schedule 3.11 also contains a complete and correct list of all material licenses and other rights granted by Seller to any third party or by any third party to Seller, in each case, with respect to Proprietary Rights. Except as set forth on Schedule 3.11, (i) Seller owns and possesses all right, title and interest in and to, or has a valid and unrestricted right to exploit, free and clear of all Liens, all of the Proprietary Rights used in or necessary for the conduct and operation of its respective businesses as presently conducted and none of such Proprietary Rights has expired; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any such Proprietary Rights has been made, during the Warranty Period, nor is any such claim currently outstanding, nor, to the knowledge of Seller, is any such claim threatened; (iii) neither Seller nor any of its registered agents has received during the Warranty Period or is aware of any pending or threatened claims of infringement or misappropriation of, or conflict with any Proprietary Rights of any third party; and (iv) to the knowledge of Seller, during the Warranty Period, neither Seller nor the Business have infringed, misappropriated or otherwise violated any Proprietary Rights of any third parties, and the Selling Parties do not have any knowledge of any infringement, misappropriation or conflict which will occur as a result of the continued conduct of the Business as presently conducted or as currently proposed to be conducted. To the knowledge of Seller, no third party is infringing, misappropriating, diluting or violating the rights of Seller in any of the Proprietary Rights.

(b) Seller has made commercially reasonable efforts to maintain the confidentiality of its clients’ and customers’ confidential information. To the knowledge of Seller, no current employee or current independent contractor of Seller has misappropriated any trade secrets of any other Person in the course of such performance as an employee or independent contractor.

(c) During the Warranty Period, Seller has complied in all material respects with all applicable federal, state, local and foreign laws and regulations relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Business.

(d) The consummation of the transactions contemplated by this Agreement will not (i) alter or impair the ownership, right to use or possession by Buyer of the Proprietary Rights in the conduct of the Business, or (ii) result in Buyer being bound by any material non-compete or other material restriction on the operation of the Business or the Assets to which Buyer was not previously bound.

Section 3.12 Conduct of Business. Except as set forth on Schedule 3.12, since November 30, 2004, Seller has conducted the Business only in the ordinary and usual course of business consistent with past custom and practice. Since November 30, 2004, there has been no material adverse change in the assets, liabilities, condition (financial or otherwise), capitalization, operations or results of operations, cash flows, employee, client or customer relations, business or prospects of Seller or the Business. Without limitation of the foregoing and except as set forth on Schedule 3.12, since November 30, 2004, Seller has not:

(a) sold, assigned or transferred any asset or property right (other than sales of assets in the ordinary course of business consistent with past custom and practice), or mortgaged, pledged or subjected them to any Lien, charge or other restriction, except for Liens for current Taxes not yet due and payable;

(b) sold, assigned, transferred or permitted to lapse any licenses or permits, which, individually or in the aggregate, are material to the operations of Seller, or any portion thereof; or granted any license or sublicense of any rights under or with respect to any Proprietary Rights or other intangible assets;

(c) made or granted any increase in, or amended or terminated, any existing Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement or entered into any new collective bargaining agreement or multi-employer plan;

(d) conducted the cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintained the books and records of Seller other than in the usual and ordinary course of business consistent with past custom and practice;

(e) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer or director, manager or member of Seller;

(f) suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

(g) received notification, and Seller has no knowledge, that any client, customer or supplier will (i) stop or decrease in any respect the rate of business done with Seller other than in accordance with its contractual rights to do so, or, (ii) seek to have any agreement, arrangement, contract or commitment amended or otherwise modified in a manner that has the effect of reducing the margins of Seller;

(h) declared, set aside or paid any dividend or distribution of cash or other property to any equity holder or member or purchased, redeemed or otherwise acquired any shares of the capital stock or interests of Seller, or made any other payments to any equity holder or member;

(i) amended or authorized the amendment of the Organizational Documents of Seller;

(j) waived any right or canceled or compromised any debt or claim, other than in the ordinary course of business;

(k) made (or committed to make) capital expenditures outside the ordinary course of business in an amount which exceeds $10,000 for any item or $50,000 in the aggregate;

(l) increased the compensation payable to any salaried employee except in the ordinary course of business consistent with past practices;

(m) hired or terminated any employee (whether or not in the ordinary course of business) who has an annual salary in excess of $100,000;

(n) borrowed any money (other than trade payables or other current expenses, all in the ordinary course of business consistent with past practice) or issued any bonds, debentures, notes or other corporate securities evidencing money borrowed;

(o) adopted or made (or had adopted or made with respect to it) any change in any financial or Tax accounting methods, principles or practices or made or changed (or had made or changed with respect to it) any Tax elections;

(p) engaged in any merger or consolidation with any other entity (or any transaction having a similar effect) involving Seller or Cambio Partners or any acquisition of any business unit or operation (however effected) of any other Person to which Seller or Cambio Partners was a party;

(q) purchased any asset (whether or not in the ordinary course of business) for a cost in excess of $5,000;

(r) engaged in any sale, lease or other conveyance of all or any portion of (or any interest in) any real property owned by Seller (other than Permitted Liens); or

(s) committed, whether in writing or otherwise, to any of the foregoing.

Section 3.13 Insurance Policies. Schedule 3.13 is a correct and complete list and description, including policy number, coverage and deductible, of all insurance policies owned by Seller, correct and complete copies of which policies have previously been delivered to Buyer. Such policies are in full force and effect, all premiums due thereon have been paid and Seller is not in default thereunder. Seller has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor to the knowledge of Seller is there any basis for any such action. All such insurance policies contain coverages that are customary and prudent in light of the risks inherent in the Business. Schedule 3.13 also contains a list of all pending claims and any claims made during the Warranty Period relating to the Business or Seller with any insurance company and any instances during the Warranty Period of a denial of coverage relating to the Business or Seller by any insurance company.

Section 3.14 Licenses and Permits. Seller owns, holds, possesses or lawfully uses all the permits, licenses, registrations, authorizations, consents, certificates, orders, franchises, variances and approvals of Governmental Authorities necessary for the ownership, use, occupancy or operation of the Assets and the conduct and operation of the Business, all of which are identified on Schedule 3.14 (“Permits”). Seller is in compliance with such Permits, all of which are in full force and effect, and Seller has not received any notices (written or oral) to the contrary and, to the knowledge of Seller, there is no basis for believing that any Permit will not be renewable upon expiration without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.

Section 3.15 Employee Benefit Plans.

(a) Schedule 3.15 is a true and complete list of all employment, severance or termination pay, change in control or similar agreements, stock purchase, stock option, or other equity or equity-based plans or agreements, severance pay, vacation, sick leave, fringe benefit, medical, surgical, hospitalization, dental, life insurance, disability or other welfare plans, programs or agreements, savings, profit-sharing, stock bonus, pension or other retirement plans, programs or agreements and all bonus or other incentive plans, contracts, agreements, arrangements, policies, programs, practices or other employee benefits or remuneration of any kind, whether funded or unfunded, including each “employee benefit plan”, within the meaning of Section 3(3) of ERISA (collectively, the “Employee Benefit Plans”) sponsored, maintained or contributed to by Seller, a Selling Party or by any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) and in which any one or more of the current or former employees, managers, managing members or directors of Seller (as the case may be) or any current or former ERISA Affiliate (including beneficiaries of employees or former employees) participates. Seller has furnished Buyer with true and complete copies of all Employee Benefit Plans that have been reduced to writing; written summaries of the material terms of all unwritten Employee Benefit Plans; and related trust agreements, annuity contracts, IRS determination letters and rulings; and annual reports on Form 5500, Form 990, actuarial reports, and PBGC Forms 1 for the most recent Employee Benefit Plan year.

(b) No liability under Title IV or Section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(c) Except as set forth on Schedule 3.15(c), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) to accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(d) Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code. All contributions required to be made with respect to any Employee Benefit Plan on or prior to the Closing Date have been timely made or are reflected on Seller’s balance sheet.

(e) There are no pending, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

(f) None of Seller or any Employee Benefit Plan, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which Seller, any Employee Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(g) Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Employee Benefit Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

(h) No amounts payable under the Employee Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(i) Except as set forth on Schedule 3.15(i), neither Seller nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Employee Benefit Plan that would affect any employee or former employee of Seller.

Section 3.16 Interests in Clients, Etc. Except as set forth on Schedule 3.16, none of Seller or any of its Affiliates has any direct or indirect interest in any competitor, client, customer or supplier of Seller or in any Person from whom or to whom Seller leases any real or personal property or in any other Person with whom Seller has any business relationship.

Section 3.17 Health, Safety and Environment. To the knowledge of Seller, Seller is in material compliance with all applicable Environmental Laws. Seller has received no written communication, whether from a Governmental Authority, citizens’ group, employee or otherwise, alleging that Seller or the Business is not in such compliance. To the knowledge of Seller, no Hazardous Substances are present on, in or under Seller’s leasehold real property. Seller has never been subject to, or received any notice (written or oral) of, any private, administrative or judicial action, or any notice (written or oral) of any Environmental Claim relating to the Business.

Section 3.18 Employment Losses. Within ninety (90) days preceding the Closing Date, no employee of Seller has suffered an “employment loss” with Seller, as the term “employment loss” is defined under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, and the regulations issued thereunder by the United States Departments of Labor, 29 C.F.R. § 639.

Section 3.19 Employees. Except as set forth on Schedule 1.1(a)(ii) or Schedule 1.1(b)(vi), Seller is not a party to or obligated with respect to any (a) outstanding contracts or arrangements with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors, or dealers or (b) collective bargaining agreements, contracts or arrangements with any labor union or other representative of employees or any employee benefits provided for by any such agreement. No strike, union organizational activity, request or petition for union representation, unfair labor practice, grievance, allegation, charge or complaint of employment discrimination, wage and hour violations or other similar occurrence has occurred or is pending or threatened against Seller nor does Seller know of any basis for any such allegation, charge or complaint. Seller has complied with the Worker Adjustment and Retraining Notification Act and all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, health and safety, equal opportunity, immigration, collective bargaining and the payment of social security, wage, payroll and other Taxes, and Seller is not involved in any labor dispute, grievance, or litigation involving any of its employees or former employees, including charges of unfair labor practices or discrimination or wage and hour complaints. Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Seller is not covered by Executive Order 11246 and is not required to have an affirmative action plan. There are no administrative charges or court complaints pending or threatened against Seller before the U.S. Equal Employment Opportunity Commission or any state or Federal court or agency concerning alleged employment discrimination, wage and hour or any other matters relating to the employment of labor. Seller has not taken any action which was calculated to dissuade any of its present employees, representatives or agents from becoming associated with Buyer following the Closing.

Section 3.20 Workers’ Compensation. Schedule 3.20 sets forth all Liabilities relating to any claims by employees (including dependents and spouses) of Seller or any ERISA Affiliate (or predecessors) made since November 30, 2004, and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements, for costs, expenses and other liabilities under any workers’ compensation laws, regulations, requirements or programs and any other medical costs and expenses.

Section 3.21 Clients; Projects. Schedule 3.21 is a complete and correct list of all clients and customers of Seller as of the date hereof. In the last twelve (12) months, no client or customer has cancelled or otherwise terminated, or threatened to cancel or terminate, its relationship with Seller. Seller has not received any notice, and Seller has no knowledge, that any client or customer intends to cancel or otherwise modify its relationship with Seller or Buyer.

Schedule 3.21 includes a complete and accurate list of all projects or engagements (collectively, “Projects”) for which Seller is currently engaged.

Section 3.22 Affiliate Transactions. Except as set forth in Schedule 3.22, no Affiliate of Seller (i) owns any property or right, whether tangible or intangible, which is used by Seller; (ii) has any claim or cause of action against Seller; (iii) owes any money to Seller or is owed money from Seller; (iv) is a party to any contract or other arrangement, written or oral, with Seller; or (v) provides services or resources to Seller or is dependent on services or resources provided by Seller. Schedule 3.22 sets forth every business relationship (other than normal employment relationships) between Seller, on the one hand, and any present or former members, partners, officers, directors or employees of Seller or members of their families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand.

Section 3.23 Broker Fees. No Selling Party has employed any broker, finder or agent, and no Selling Party has incurred or will incur any obligation or liability to any broker, finder or agent, with respect to the transactions contemplated by this Agreement.

Section 3.24 Disclosure. None of the representations and warranties of Selling Parties set forth in the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make the statements contained herein or therein not misleading. To the knowledge of Seller, there are no facts or pending events that would prevent Buyer from realizing the economic benefits associated with the Assets in the same manner as presently enjoyed by Seller.

Section 3.25 Solvency of Selling Parties.

(a) Neither of the Selling Parties is now insolvent or will be rendered insolvent by the transactions contemplated by this Agreement. As used in this Section 3.25, “insolvent” with respect any Person means that the sum of the Liabilities of such Person exceeds the present fair market value of such Person’s assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) each Selling Party will be able to pay its liabilities as they become due in the ordinary course of its business; (ii) each Selling Party will not have unreasonably small capital with which to conduct its present business; and (iii) the Selling Parties will be able to satisfy any judgments and other obligations to which they are subject, as well as any judgments that are likely to arise as a result of any pending or threatened litigation against them.

Section 3.26 Authority and Absence of Conflicts for LLC Owners. With respect to each LLC Owner:

(a) The Asset Purchase Agreement and such LLC Owner’s Joinder Agreement constitute the legal, valid and binding obligations of such LLC Owner, enforceable against such LLC Owner in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon execution and delivery by such LLC Owner of such LLC Owner’s Restricted Stock Agreement, if applicable, and such LLC Owner’s Employment Agreement, if applicable (collectively, such LLC Owner’s “LLC Owner Closing Documents”), such LLC Owner’s LLC Owner Closing

Documents will constitute the legal, valid and binding obligations of such LLC Owner, enforceable against such LLC Owner in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Such LLC Owner has the absolute and unrestricted right, power, authority and capacity to execute and deliver the Asset Purchase Agreement, such LLC Owner’s Joinder Agreement and such LLC Owner’s LLC Owner Closing Documents and to perform such LLC Owner’s obligations under the Asset Purchase Agreement, such LLC Owner’s Joinder Agreement and such LLC Owner’s LLC Owner Closing Documents.

(b) The execution, delivery and performance by such LLC Owner of such LLC Owner’s Joinder Agreement, the Asset Purchase Agreement and such LLC Owner’s LLC Owner Closing Documents, and the consummation of the transactions contemplated thereby, will not:

(i) violate or conflict with or result in a breach of or default under any provision of any Law;

(ii) constitute (with or without due notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration payment or cancellation under or permit any party to terminate under any material contract, agreement, indenture, mortgage, note, bond, license or other instrument or obligation of such LLC Owner or by which the assets of such LLC Owner may be bound or subject;

(iii) result in the creation or imposition of any Lien upon any of the assets or properties of such LLC Owner; or

(iv) require any authorization, consent, order, approval, filing, registration, exemption or other action by, or notice to, any Governmental Authority or other Person.

Section 3.27 Personal Goodwill. With respect to each LLC Owner:

(a) Such LLC Owner independently has developed and owned his or her Personal Goodwill.

(b) All of such LLC Owner’s Personal Goodwill is owned, and immediately prior to the Closing will be owned, by such LLC Owner free and clear of all liens, encumbrances, claims, options, security interests, calls and commitments of any kind. Such LLC Owner has full legal right, power and authority to sell, assign and transfer such LLC Owner’s Personal Goodwill to Buyer and, on the Closing Date, the sale and assignment of such Personal Goodwill to Buyer hereunder will transfer to Buyer valid title thereto, free and clear of all Liens.

(c) Except for the operating agreements of the Selling Parties included in Schedule 3.2(b) (as such operating agreements may be amended in accordance with Section 5.1(u)), as of the Closing, such LLC Owner is not a party to any employment agreement, non-competition agreement or any other contract, agreement or arrangement, or subject to any restriction or condition contained in any permit, license, judgment, order, writ, injunction, decree or award that, individually or in the aggregate, adversely affects or restricts, or would be reasonably likely to adversely affect or restrict, such LLC Owner’s Personal Goodwill or Buyer’s acquisition, use or enjoyment thereof.

(d) To the knowledge of Seller, there are no facts or pending events that would prevent Buyer from realizing the economic benefits associated with such LLC Owner’s Personal Goodwill in the same manner as presently enjoyed by such LLC Owner.

Section 3.28 Authority and Absence of Conflicts for Escrow Joinder Individuals. With respect to each individual who executes an Escrow Joinder Agreement (each an “Escrow Joinder Individual”):

(a) Upon execution and delivery by such Escrow Joinder Individual of such Escrow Joinder Individual’s Escrow Joinder Agreement, such Escrow Joinder Individual’s Escrow Joinder Agreement will constitute the legal, valid and binding obligation of such Escrow Joinder Individual, enforceable against such Escrow Joinder Individual in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon execution and delivery by such Escrow Joinder Individual of such Escrow Joinder Individual’s Restricted Stock Agreement, if applicable, such Escrow Joinder Individual’s Restricted Stock Agreement will constitute the legal, valid and binding obligation of such Escrow Joinder Individual, enforceable against such Escrow Joinder Individual in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Such Escrow Joinder Individual has the absolute and unrestricted right, power, authority and capacity to execute and deliver such Escrow Joinder Individual’s Escrow Joinder Agreement and, if applicable, such Escrow Joinder Individual’s Restricted Stock Agreement and to perform such Escrow Joinder Individual’s obligations under such Escrow Joinder Individual’s Escrow Joinder Agreement and, if applicable, such Escrow Joinder Individual’s Restricted Stock Agreement.

(b) The execution, delivery and performance by such Escrow Joinder Individual of such Escrow Joinder Individual’s Escrow Joinder Agreement and, if applicable, such Escrow Joinder Individual’s Restricted Stock Agreement, and the consummation of the transactions contemplated thereby, will not:

(i) violate or conflict with or result in a breach of or default under any provision of any Law;

(ii) constitute (with or without due notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration payment or cancellation under or permit any party to terminate under any material contract, agreement, indenture, mortgage, note, bond, license or other instrument or obligation of such Escrow Joinder Individual or by which the assets of such Escrow Joinder Individual may be bound or subject;

(iii) result in the creation or imposition of any Lien upon any of the assets or properties of such Escrow Joinder Individual; or

(iv) require any authorization, consent, order, approval, filing, registration, exemption or other action by, or notice to, any Governmental Authority or other Person.

ARTICLE IV

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer, FTI and FTI LLC hereby represent and warrant to Seller as follows:

Section 4.1 Organization. Each of Buyer, FTI and FTI LLC is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization. FTI and FTI LLC have full corporate or limited liability company power and authority to carry on their respective businesses as now being conducted and to own, lease, or otherwise hold the properties and assets they now own, lease or otherwise hold. Buyer is a newly-formed subsidiary, formed to acquire the Assets and the Personal Goodwill of each LLC Owner.

Section 4.2 Authorization.

(a) Each of Buyer and FTI LLC has the full limited liability power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which Buyer is a party has been duly and properly authorized by Buyer or FTI LLC, as applicable, by all requisite action in accordance with applicable Laws and with the Organizational Documents of such party. This Agreement and each of the Transaction Documents to which Buyer or FTI LLC is a party have been duly executed and delivered by Buyer or FTI LLC, and, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties thereto, constitute the valid and legally binding obligation of Buyer or FTI LLC, as applicable, and are enforceable against Buyer or FTI LLC in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) FTI has the full corporate power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which FTI is a party has been duly and properly authorized by FTI by all requisite action in accordance with applicable Laws and with the Organizational Documents of FTI. This Agreement and each of the Transaction Documents to which FTI is a party have been duly executed and delivered by FTI, and, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties thereto, constitute the valid and legally binding obligation of FTI and are enforceable against FTI in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3 Transaction Not a Breach. The execution, delivery and performance by each of Buyer, FTI and FTI LLC of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby will not:

(a) violate, conflict with or result in a breach of or default under any provision of any Laws;

(b) violate, conflict with or constitute a default under the Organizational Documents of Buyer, FTI or FTI LLC;

(c) constitute (with or without notice or lapse of time or both) a default or an event which would permit any party to terminate, or accelerate the maturity of any indebtedness or other obligation under, any material contract, agreement, indenture, mortgage, note, bond, license or other instrument to which Buyer, FTI or FTI LLC is a party or by which Buyer, FTI or FTI LLC or their respective properties are bound or subject; or

(d) require any authorization, consent, order, approval, filing, registration, exemption or other action by or notice to any Governmental Authority or other Person.

Section 4.4 Common Stock Consideration. FTI has taken all necessary corporate action to permit it to issue the number of shares of FTI Common Stock required to be issued pursuant Article II. FTI Common Stock issued pursuant to Article II will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no Person will have any preemptive right of subscription or purchase in respect thereof.

Section 4.5 Solvency of FTI, FTI LLC and Buyer.

(a) FTI, FTI LLC and Buyer are not currently insolvent, nor will they be rendered insolvent by the transactions contemplated by this Agreement. As used in this Section 4.5, “insolvent” with respect to any Person means that the sum of the liabilities of such Person exceeds the present fair market value of such Person’s assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) each of FTI, FTI LLC and Buyer will be able to pay its liabilities as they become due in the ordinary course of its business; (ii) each of FTI, FTI LLC and Buyer will not have unreasonably small capital with which to conduct their present businesses; and (iii) FTI, FTI LLC and Buyer will be able to satisfy any judgments and other obligations to which they are subject, as well as any judgments that are likely to arise as a result of any pending or threatened litigation against them.

Section 4.6 Adverse Claims, Litigation and Investigations. As of the date hereof, there are no claims, proceedings or investigations pending or to FTI’s knowledge threatened relating to or affecting FTI, FTI LLC or Buyer before any Governmental Authority in which an adverse determination would materially adversely affect the transactions contemplated by this Agreement or FTI’s, FTI LLC’s or Buyer’s ability to perform their respective obligations hereunder.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business. The Selling Parties covenant and agree that, except as Buyer may consent in writing, during the period from the date of this Agreement to the Closing:

(a) the Business shall be conducted only in the ordinary and usual course of business consistent with past custom and practice;

(b) Seller shall use its best efforts to preserve its present business organization intact and maintain good relations with customers, suppliers, employees, contractors and others having business dealings with Seller;

(c) Seller shall comply with all applicable Laws and other requirements of all Governmental Authorities;

(d) Seller shall not incur any liabilities or obligations except current liabilities or obligations for trade payables in connection with the purchase of goods or services in the ordinary and usual course of business consistent with past custom and practice, none of which, individually or in the aggregate, are material;

(e) Seller shall not pay, discharge or satisfy any liabilities other than (i) the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past custom and practice of liabilities reflected or reserved against in the Financial Statements, (ii) current liabilities incurred since November 30, 2004 in the ordinary and usual course of business consistent with past custom and practice, none of which, individually or in the aggregate, are material, (iii) amounts due under that certain Promissory Note in favor of IRG, dated December 1, 2003 and (iv) amounts due pursuant to that certain Settlement Agreement, by and among IRG, QHR, Triad, Seller, and Cambio Partners, dated February 23, 2005 (the “Settlement Agreement”), or pursuant to the financing obtained by Seller to pay such amounts;

(f) Seller shall not sell, transfer, or otherwise dispose of any of its properties or assets (real, personal or mixed, tangible or intangible) other than in the ordinary course of business;

(g) Seller shall not permit or allow any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens, except for liens for taxes, assessments and governmental charges or levies not yet due and payable;

(h) Seller shall not (i) enter into any contracts, agreements, arrangements or understandings described in Section 3.8(a), other than client contracts or engagements entered into in the ordinary course of business, or (ii) waive, release or assign any material rights or claims under any Contract.

(i) Seller shall not permit any material insurance policy naming Seller as a beneficiary or a loss payee to be cancelled or terminated except for policies for which Seller has obtained “occurrence based” errors and omissions insurance coverage or “tail” insurance in accordance with Section 5.14; provided that no such cancellation or termination may become effective prior to the Closing unless insurance coverage obtained in accordance with

Section 5.14 shall be effective upon such cancellation or termination such that no interruption in coverage occurs;

(j) Seller shall not cancel any debts or waive any claims or rights;

(k) Seller shall not sell, assign, transfer, abandon or permit to lapse any licenses or permits or any portion thereof, or any of the Proprietary Rights or other intangible assets, grant any license or sublicense of any rights under or with respect to any Proprietary Rights or other intangible assets;

(l) Seller shall not make, or permit any other Person to make, any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, to or in respect of any shareholder, director, officer, employee, consultant, broker, salesman, distributor or agent of Seller, or make or grant any increase in, or establish amend or terminate, any existing plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan or arrangement, or adopt any new Employee Benefit Plan or arrangement or enter into any new collective bargaining agreement or other union contract or arrangement or multiemployer plan;

(m) Seller shall not institute, settle or agree to settle any litigation, action or proceeding by or before any Governmental Authority;

(n) Seller shall not make any single capital expenditure or commitment in excess of $10,000 or make aggregate capital expenditures and commitments in excess of $50,000;

(o) Seller shall not make, and Cambio Partners shall not make with respect to Seller, any change in any method of financial or Tax accounting or reporting or financial or Tax accounting or reporting practice, except as required by GAAP;

(p) Seller shall not change its working capital practices generally or its cash management practices in particular (including the timing of collection of receivables and payment of payables and other current liabilities) and shall maintain the books and records of Seller in the ordinary and usual course of business consistent with past custom and practice;

(q) Seller shall not make any loans or advances to, or guarantees for the benefit of, or enter into any transaction with any employee, officer, director, manager or member of Seller;

(r) Seller shall not hire or terminate any employee who has an annual salary in excess of $100,000, other than in the ordinary course of business;

(s) Seller shall not borrow any money (other than trade payables or other current expenses, all in the ordinary and usual course of business consistent with past custom and practice) or issue any bonds, debentures, notes or other corporate securities evidencing money borrowed except from Bank of America, N.A. in an amount not to exceed $5,500,000;

(t) Seller shall not engage in any merger or consolidation with any other entity (or any transaction having a similar effect) or in any acquisition of any business unit or operation (however effected) of any other Person;

(u) Except as set forth on Schedule 5.1(u), the Organizational Documents of Cambio Partners and Seller shall not be amended or otherwise modified; and

(v) Seller shall not agree, whether in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Access.

(a) Beginning on the third (3rd) Business Day following the date hereof until the Closing, upon reasonable notice, the Selling Parties shall afford the officers, employees, accountants, counsel, financing sources and other representatives of Buyer, reasonable access during normal business hours to all of its employees, properties, books, contracts, commitments and records (including Tax Returns). During the period from the date hereof until the Closing, the Selling Parties shall furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request.

(b) In order to facilitate the transfer and assignment to Buyer of each of Seller’s client engagements, Seller will use commercially reasonable efforts to meet with client representatives subsequent to the date hereof in order to facilitate such transfers and assignments to Buyer.

Section 5.3 All Reasonable Efforts; Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby.

(b) Each of the Selling Parties and Buyer shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby; shall promptly cooperate with and furnish information to each other or their counsel in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby; and shall not take any action that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority necessary to be obtained prior to Closing. Each of the Selling Parties and Buyer shall take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by any of the Selling Parties or Buyer in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement.

(c) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Each party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated hereby unless otherwise prohibited by law. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Government Authority with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits are required as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, Selling Parties shall use all reasonable efforts to effect such transfers, amendments or modifications.

Section 5.4 Notification of Certain Matters. Buyer and the Seller Representative shall give prompt notice to the other of any failure of Buyer, on the one hand, or any Selling Party or LLC Owner, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such parties hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to Buyer or a Selling Party, as applicable, or the representations or warranties of Buyer or the Selling Parties or the conditions to the obligations of the parties hereto.

Section 5.5 No Solicitation. The Selling Parties agree that they shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal and request the return of all information provided to any third party pursuant to a confidentiality agreement or otherwise in connection with such discussions, negotiations or communications. From the date of this Agreement until the earlier of termination of this Agreement or the Closing, the Selling Parties shall not, and shall cause their respective officers, directors, employees, investment bankers, attorneys, accountants, Affiliates or other agents not to, directly or indirectly (i) initiate, solicit, encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which may be reasonably likely to lead to an Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) engage in any negotiations or discussions with, or provide any information or data to, any Person (other than Buyer or any of its Affiliates or representatives) relating to any Acquisition Proposal. The Selling Parties shall promptly notify Buyer after receipt by a Selling Party of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, identifying such Person and the terms thereof.

Section 5.6 Key Man Life Insurance. At or prior to Closing, Cambio Partners will contribute or assign the rights under the Key Man Life Insurance Policy to Seller and obtain any necessary consents to enable such policy to be assigned to Buyer.

Section 5.7 Tax Matters.

(a) Each of Seller and Buyer shall pay one-half of all sales, use, documentary and/or transfer Taxes, and other similar Taxes (collectively “Transfer Taxes”), if any, payable with respect to the sale and purchase of the Assets. For the avoidance of doubt, “Transfer Taxes” shall not include franchise Taxes or any Taxes measured by or calculated on the basis of, in whole or in part, net income, profits or gains. Seller and Buyer shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any Transfer Taxes payable with respect to the sale and purchase of the Assets, including, without limitation, timely signing and delivering such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes. Any Tax Returns required to be filed in connection with Transfer Taxes shall be prepared and filed by the party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party shall provide such Tax Returns to the other party at least ten days prior to the date such Tax Returns are due to be filed (taking into account any valid extensions). If Seller is required under this Section 5.7(a) to file any such Tax Return, Seller shall notify Buyer in writing of the amount of the Transfer Tax shown to be due on such Tax Return, and Buyer shall reimburse Seller for one-half of the amount of such Transfer Tax in immediately available funds within ten (10) days of receipt of such notice. If Buyer is required under this Section 5.7(a) to file any such Tax Return, Buyer shall notify Seller in writing of the amount of the Transfer Tax shown to be due on such Tax Return, and Seller shall reimburse Buyer for one-half of the amount of such Transfer Tax in immediately available funds within ten (10) days of receipt of such notice.

(b) All real estate Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Seller shall not be required to make any payment to Buyer with respect to its proportionate share of such Taxes earlier than two (2) Business Days prior to the date such payment is due to the appropriate taxing authority.

(c) After the Closing, upon reasonable notice, Buyer, on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information and assistance relating to the Assets as are reasonably necessary for financial reporting and accounting matters relating to the Assets, the preparation and filing of any Tax Returns, reports or forms relating to the Assets, the defense of any Tax or other claim or assessment relating to the Assets; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyer, in the case of access and assistance given to Seller, or Seller, in the case of access and assistance given to Buyer.

(d) Each party hereto hereby waives compliance by the Seller, Buyer and each LLC Owner with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or political subdivision. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, Liabilities (including Tax Liabilities), costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws in connection with this Agreement or the transactions contemplated thereby.

(e) FTI LLC, Buyer and the Selling Parties shall, to the extent possible, (i) treat FTI LLC or Buyer as a “successor employer” and Seller as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to employees of Seller to be employed by FTI LLC or Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) cooperate to avoid the filing of more than one IRS Form W-2 with respect to each such employee for the calendar year in which the Closing occurs.

Section 5.8 Restrictive Covenants.

(a) Acknowledgment. Each of the Selling Parties and the LLC Owners (each a “Restricted Party”) agrees and acknowledges that, in order to assure Buyer that the Business and the Assets will retain their value, it is necessary that such Restricted Party undertake not to utilize its special knowledge of the Business and its relationship with clients or customers to compete with Buyer.

(b) Non-Competition/Non-Solicitation Agreement. In light of the foregoing, and as consideration for FTI’s FTI LLC’s and Buyer’s willingness to enter into this Agreement, each Restricted Party hereby covenants and agrees that, during the Covenant Period (as defined in Section 5.8(c)(i) below), such Restricted Party shall not, alone or with others, directly or indirectly (as owner, stockholder, partner, member, lender, investor, director, officer, employee, consultant, or otherwise), except on behalf of FTI or its Affiliates (each an “FTI Party”):

(i) engage in, or provide services to any Person engaged in, a Competing Business (as defined in Section 5.8(c)(v) below) anywhere within the United States; provided that, notwithstanding the foregoing (and, in the case of the following clauses (B) and (C), subject to clause (viii) below), (A) each Restricted Party may own up to 5% of the outstanding capital stock of any Person that is publicly traded, (B) nothing in this Section 5.8(b) shall prohibit such Restricted Party from providing services as an employee to a Person engaged in multiple business lines (including a business line that is a Competing Business) provided that none of the business lines for which such Restricted Party provides services is a Competing Business and (C) nothing in this Section 5.8(b) shall prohibit such Restricted Party from providing services, as a director, officer or employee of a Person that is engaged primarily in the business of owning or operating hospitals and related business lines (a “Hospital Entity”), to such Hospital Entity, as long as the services provided by such Restricted Party are solely for the benefit of the Hospital Entity and are not marketed or provided by the Hospital Entity to external clients; or

(ii) solicit any Client (as defined in Section 5.8(c)(ii) below), Prospective Client (as defined in Section 5.8(c)(iii) below) or Contractor (as defined in Section 5.8(c)(iv) below); or

(iii) induce, encourage, or attempt to induce or encourage any Client, Prospective Client or Contractor to reduce its, his or her business with any FTI Party or divert its, his or her business from any FTI Party, by direct advertising, solicitation or otherwise; or

(iv) disrupt or attempt to disrupt the relationship between any FTI Party and any Client, Prospective Client or Contractor; or

(v) disclose the name of any Client, Prospective Client or Contractor to any Person other than any FTI Party; or

(vi) employ, hire, cause to be employed or hired, entice away, solicit, or establish a business with any Transferred Employee, Client, Prospective Client or Contractor, or in any manner persuade or attempt to persuade any Transferred Employee, Client, Prospective Client or Contractor to leave the employ of, or otherwise end its relationship with, FTI Party; or

(vii) assist any Person, employer, business associate or member of such Restricted Party’s family to commit any of the foregoing acts; or

(viii) be employed by or otherwise provide services to any Client or Prospective Client.

(c) Definitions. For purposes of this Section 5.8, the following terms shall have the meanings hereinafter set forth:

(i) For the purposes hereof, the term “Covenant Period” means the period beginning on the date of the Closing Date and ending on the date set forth on Schedule 5.8(c); provided that, notwithstanding the provisions above, the duration of the applicable Covenant Period will be extended by the amount of any and all periods that such Restricted Party is found to have been in breach of any covenant under this Section 5.8(b).

(ii) The term “Client” shall mean any Person for whom, with which, or for the benefit of whom, directly or indirectly, (A) Seller had or has a contract, engagement, arrangement, purchase order or other agreement (whether written or oral), provided any services or information or engaged in any business, within the twenty-four (24) months immediately prior to the Closing Date and (B) such Restricted Party performed services, provided information, conducted business, had contact with, was introduced to, or acquired any knowledge about through the Selling Parties.

(iii) The term “Prospective Client” shall mean any Person for whom, from which, or for the benefit of whom, directly or indirectly, (A) Seller solicited or attempted to solicit any business or to which Seller has submitted any written or oral solicitation, bid or proposal to provide services or information or conduct business, within the twenty-four (24) months immediately prior to the Closing Date and (B) such Restricted Party performed services, provided information, conducted business, had contact with, was introduced to, or acquired any knowledge about through the Selling Parties.

(iv) The term “Contractor” shall mean any Person with which, from whom, or for the benefit of Seller or any Client or Prospective Client, directly or indirectly, (A) Seller has or has had any contract, procured any products, services or information, or engaged in any business, during the twelve (12) months immediately prior to the Closing Date and (B) such Restricted Party performed services, provided information, conducted business, had contact with, was introduced to, or acquired any knowledge about through the Selling Parties.

(v) The term “Competing Business” means the supplying of services, information, products or work product which are competitive with the Business or within the product lines in which Seller is engaged immediately prior to the Closing.

(d) Confidential Information. From the date hereof and thereafter, each of the Restricted Parties shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for the benefit of itself or any third party, any Confidential Information. As used in this Section 5.8(b), “Confidential Information” shall mean any information relating to (i) this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or (ii) the Business and the business or affairs of Buyer, including to information relating to financial statements, client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the public domain through no wrongful act on the part of any Restricted Party. Each of the Restricted Parties acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Business.

(e) Enforceability; Blue-Pencil. Each of the Restricted Parties recognizes that the territorial, time and scope limitations set forth in this Section 5.8 are reasonable and are properly required for the protection of Buyer’s legitimate interest in client relationships, goodwill and trade secrets of the Business. In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Buyer and each of the Restricted Parties agrees, and each of the Restricted Parties submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

(f) Remedies. Each of the Restricted Parties acknowledges and agrees that the covenants set forth in this Section 5.8 are reasonable and necessary for the protection of Buyer’s business interests, that irreparable injury will result to Buyer if a Selling Party breaches any of the terms of this Section 5.8, and that in the event of a Selling Party’s actual or threatened breach of any of the provisions contained in this Section 5.8, Buyer will have no adequate remedy at law. Each of the Restricted Parties accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in this Section 5.8, Buyer shall be entitled to such injunctive and other equitable relief, without the necessity of showing actual monetary damages or posting a bond, as may be deemed necessary or appropriate by a court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove, and the parties agree that any determination as to any such damages shall be made irrespective of the allocation of the Purchase Price pursuant to Section 2.4.

Section 5.9 Further Assurances. After the Closing, each Selling Party and each LLC Owner shall, from time to time, at the request of Buyer, and without further expense to Buyer, execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Assets and the Personal Goodwill of each LLC Owner, including assistance in the collection or reduction to possession of any such Assets.

Section 5.10 Post Closing Operations of Seller; Change of Name. From and after the Closing, except as may be required by or pursuant to Section 1.4 or Section 5.15 or requested by Buyer in writing, each of the Selling Parties will cease its operations and will not engage in any business whatsoever. On the Closing Date, Selling Parties shall cause Seller and Cambio Partners to amend their respective Organizational Documents so as to delete therefrom the word “Cambio” (the “Business Name”) and will file, as promptly as practicable, such documents as are necessary to reflect such name change in their respective states of formation or organization and the other jurisdictions where they are qualified to do business as a foreign Person. From and after the Closing Date, each of Seller and Cambio Partners agrees it will not adopt any name that is confusingly similar to, or a derivation of, the Business Name. Notwithstanding the foregoing, the Selling Parties shall be entitled to use the names “Cambio,” “Cambio Health Solutions,” and

“Cambio Partners” for purposes of prosecuting or defending third-party claims (including claims for indemnification from third-parties), filing and appealing tax returns, and for legitimate business purposes associated with the wind-down and dissolution of Selling Parties, when they occur; provided that the Selling Parties provide FTI with prior written notice of such use.

Section 5.11 Discharge of Liabilities. Following the Closing, Seller shall pay or discharge the Excluded Liabilities.

Section 5.12 Employee Matters.

(a) Seller shall provide Buyer with an update (as set forth in that certain letter agreement dated the date hereof between Seller and Buyer) on the second business day next preceding the Closing Date. FTI LLC shall offer employment, effective as of the Closing Date, to each of Seller’s current employees actively involved in the Business, except those employees who are on long-term disability leave and those individuals who have been offered employment by Seller but who have not yet begun work (collectively, the “Business Employees”), in the same positions held by them and at the same salaries as those provided by Seller as of the date hereof. Without limiting the generality of the foregoing, for any Business Employee who currently works less than one hundred percent (100%) of his or her professional time for Seller and who is identified on Schedule 5.12, FTI LLC, effective as of the Closing Date, shall offer to employ such Business Employee for the same percentage of his or her professional time as did Seller. Each of the Business Employees who accepts FTI LLC’s offer and commences employment as of the Closing Date shall be known as a “Transferred Employee.” The Transferred Employees will be eligible to participate in such qualified and nonqualified employee pension plans, group health, long-term disability, and group life insurance plans, employee stock purchase plans and any other welfare and fringe benefit plans, arrangements, programs and perquisites, generally maintained or provided by FTI LLC from time to time to or for the benefit of FTI LLC’s similarly situated employees (“Benefit Plans”), at a level commensurate with FTI LLC’s policies and practices regarding other similarly situated employees. Each Transferred Employee’s participation or eligibility to participate in any Benefit Plans will be subject to the terms of the applicable plan documents and FTI LLC’s generally applied policies, practices and procedures. If and to the extent that a Transferred Employee was covered under a comparable group health, long-term disability or group life insurance plan immediately prior to the Closing, all such insurance coverage in which such Transferred Employee elects to participate under the Benefit Plans shall be provided without regard to such Transferred Employee’s pre-existing conditions or evidence of insurability and in a manner that ensures that such Transferred Employee is provided coverage beginning on the date on which such Transferred Employee becomes an employee of FTI LLC and without any waiting periods or gaps in coverage. FTI LLC in its discretion may from time to time adopt, modify, interpret, or discontinue any Benefit Plans, and/or any policies, practices or procedures in a manner generally applicable to similarly situated employees. A Transferred Employee’s eligibility to participate or participation in any Benefit Plan is not a guarantee that such Transferred Employee will be or will continue to be paid, granted or awarded any discretionary benefit, bonus, performance-based, contingent, incentive, equity incentive or other form of discretionary compensation. Each Transferred Employee will be given full credit for years of service with Seller and its predecessors prior to the Closing solely for purposes of determining such Transferred Employee’s (i) eligibility and vesting in any benefits under the Benefit Plans, (ii) entitlements to paid time off and (iii) level of seniority under other employment policies.

(b) Seller shall release all Transferred Employees from any covenants (pursuant to any Employee Benefit Plan or employment agreement or otherwise) that would reasonably be expected to, at any time after the Closing, limit the ability of such Transferred Employee to compete with Seller or Cambio Partners or to solicit clients of Seller or Cambio Partners, or any other covenants (pursuant to any Employee Benefit Plan or employment agreement or otherwise) that would in any way restrict the business activities of a Transferred Employee on behalf of FTI and/or Buyer with respect to any business in which FTI or any Subsidiary of FTI is engaged as of the Closing Date (after giving effect to the Closing).

(c) FTI LLC shall give all Transferred Employees full credit for unused paid time off which they accrued while employees of Seller, calculated as of the Closing Date (collectively, “PTO”), so long as such amount is accrued as a current liability on the Closing Net Working Capital Statement either by: (i) crediting such Transferred Employees with the PTO reflected in the employment records of Seller immediately prior to the Closing, or (ii) by making full payments to such employees of the amounts which such employees would have received had they taken such PTO.

(d) On and after the Closing Date, to the extent that Transferred Employees are eligible for any employee pension and welfare benefit plans sponsored by Buyer or FTI LLC, Transferred Employees shall be given credit for the periods which they were employed by Seller or its predecessors for purposes of determining eligibility to participate and vesting of benefits, and preexisting condition limitations will be waived with respect to Transferred Employees and their covered dependents unless such preexisting condition limitations were applicable prior to the Closing Date. In addition, if prior to the Closing Date, a Transferred Employee or his or her covered dependents paid any amounts towards a deductible or out-of-pocket maximum in Seller’s Employee Benefit Plans’ current fiscal year, such amounts shall be applied toward satisfaction of the deductible or out-of-pocket maximum in the current fiscal year of Buyer’s or FTI LLC’s welfare plans that cover Transferred Employees on and after the Closing Date.

(e) FTI LLC shall be responsible to provide continuation coverage pursuant to the requirements of Code Section 4980B and Part 6 of Title I of ERISA (“COBRA Coverage”) with respect to employees (and their dependents) whose qualifying event occurs on or after the date on which such Transferred Employees became employed by FTI LLC.

Section 5.13 Share Consideration. In the event Seller receives any Share Consideration pursuant to Section 2.1(b), Seller shall not shall not offer, sell, transfer, assign, exchange, pledge, hypothecate, give, bequeath or otherwise convey, transfer or encumber (whether with or without consideration and whether voluntarily or involuntarily or by operation of law or otherwise) or enter into any agreement to offer, sell, transfer, assign, exchange, pledge, hypothecate, give, bequeath or otherwise convey, transfer or encumber, directly or indirectly (individually and collectively, a “Transfer”) any Share Consideration other than to Cambio Partners, and Cambio Partners shall not effect any Transfer of shares of Common Stock issued by FTI as Share Consideration to any Person other than to an individual named in Exhibit A who is a party to a Restricted Stock Agreement and who delivered to FTI a completed LLC Owner Questionnaire (in the form attached to the Restricted Stock Agreement as Exhibit B thereto) indicating in Item 2 thereof that at least one of the four descriptions provided therein applies to such Person.

Section 5.14 Tail Insurance. At or prior to the Closing, Seller shall have obtained “occurrence based” errors and omissions insurance coverage or “tail” insurance from a carrier reasonably acceptable to Buyer, naming Buyer as an additional insured, with aggregate liability limits at least equal to Seller’s current errors and omissions coverage, for acts or omissions arising in the operation or conduct of the Business prior to the Closing.

Section 5.15 Enforcement of IRG Indemnities.

(a) On or prior to Closing, Seller shall organize, under the laws of the United States, any state thereof or the District of Columbia, a corporation or limited liability company, one hundred percent (100%) of the voting securities of which are owned by Seller or collectively by Seller and one or more of the LLC Owners (provided that at least a majority of such voting securities shall be owned by Seller) (“CHS Sub”). On or prior to Closing, Seller shall assign to CHS Sub the Contribution and Redemption Agreement, and Seller shall cause CHS Sub to execute an instrument reasonably acceptable to Buyer in which it agrees with Buyer to be bound by the covenants set forth in this Section 5.15 (the “CHS Sub Agreement”).

(b) If Buyer suffers any Losses which are the basis for an indemnification claim by either of the Selling Parties against IRG under the Contribution and Redemption Agreement, the Selling Parties and CHS Sub shall (i) upon the written request of FTI and at FTI’s expense, take all steps reasonably requested by FTI to enforce their respective indemnification rights against IRG, QHR and Triad under the Contribution and Redemption Agreement and (ii) unless Buyer has received payment from the Escrowed Amounts in full for such Losses, promptly transfer to Buyer any amounts recovered from IRG, QHR and Triad in connection therewith, up to the amount of such Losses.

(c) In order to allow such rights to be enforced, the Selling Parties and CHS Sub agree that, prior to expiration of the indemnification rights referenced above, either: (i) CHS Sub’s existence shall be maintained, and CHS Sub shall not be dissolved or liquidated or file for bankruptcy; or (ii) CHS Sub shall assign the Contribution and Redemption Agreement to another permitted assignee thereunder that is a corporation or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia and that has executed an instrument reasonably acceptable to Buyer in which it agrees to be bound by the terms of this Section 5.15 in place of CHS Sub and in which it agrees with Buyer to maintain its existence and not to dissolve, liquidate or file for bankruptcy until the indemnification rights referenced above have expired.

Section 5.16 Financial Statements. Seller shall deliver as soon as available, but in any event within fifteen (15) days after the end of each fiscal month of Seller ended prior to the Closing and after the fiscal month referenced in Section 3.5(a)(ii), a balance sheet of Seller as of the end of such fiscal month and the related statement of income for such fiscal month and for the portion of the Company’s fiscal year then ended, prepared in accordance with GAAP applied on a basis consistent with the Financial Statements and in accordance with Exhibit 2.3(a), subject to normal immaterial year-end adjustments and to the lack of the footnote disclosure otherwise required by GAAP.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by Seller. Seller agrees to indemnify, defend and save Buyer, FTI LLC and FTI and their respective Affiliates and each of their respective officers, directors, employees (other than any LLC Owners), agents, and representatives (each, a “Buyer Indemnified Party”), forever harmless from and against, and to promptly pay to a Buyer

Indemnified Party or reimburse a Buyer Indemnified Party for, any and all obligations, deficiencies, demands, claims, suits, actions, causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually, a “Loss” and collectively, the “Losses”) sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of, any of the following:

(a) any inaccuracy in or breach of a representation or warranty made herein or in the Transaction Documents by Seller or any LLC Owner;

(b) any non-compliance with or breach by a Selling Party or LLC Owner of any of the covenants or agreements contained in this Agreement or the Transaction Documents executed by Selling Parties, the LLC Owners or any of their Affiliates (other than the LLC Owners’ covenants in Section 5.8);

(c) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Agencies) that, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties or covenants of the Selling Parties in this Agreement or any Transaction Document;

(d) any Liability arising out of or related to the formation of Seller or Cambio Partners, equity ownership interests in Seller or Cambio Partners or any matter relating to agreements between and/or among any of Seller, Cambio Partners, current or former members of Seller, current or former members of Cambio Partners and Affiliates of any of the foregoing;

(e) the Excluded Liabilities;

(f) the Excluded Assets; and

(g) the operation of, or any breach of any covenant or agreement pursuant to, Section 10.18, or the designation, appointment and actions of the Seller Representative pursuant to the provisions of Section 10.18, including, with respect to (x) actions taken by the Seller Representative and (y) reliance by the Buyer Indemnified Parties on, and actions taken by the Buyer Indemnified Parties in response to or in reliance on, the instructions of, notice given by or any other action taken by the Seller Representative.

Section 6.2 Indemnification by Buyer. From and after the Closing, Buyer, FTI and FTI LLC, jointly and severally, agree to indemnify, defend and save Selling Parties and their Affiliates, and their respective officers, directors, members, employees, agents and representatives (each, a “Seller Indemnified Party”) forever harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of, any of the following:

(a) any inaccuracy in or breach of a representation or warranty made herein or in the Transaction Documents by Buyer, FTI or FTI LLC;

(b) any non-compliance by Buyer, FTI or FTI LLC with, or breach by Buyer, FTI, or FTI LLC of, any of the covenants or agreements contained in this Agreement or the Transaction Documents executed by Buyer, FTI or FTI LLC; or

(c) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Agencies) against or affecting any Selling Party, or breach of any of the representations and warranties or covenants of Buyer of FTI or FTI LLC.

Section 6.3 Indemnification Procedure for Buyer Indemnified Parties.

(a) If, subsequent to the Closing, a Buyer Indemnified Party receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including to any Federal, state or local domestic or foreign Governmental Authority) (a “Third Party Claim”) against such Buyer Indemnified Party, with respect to which Seller is required to provide indemnification under this Agreement, the Buyer Indemnified Party shall give written notice to the Seller Representative within thirty (30) days after learning of such claim (a “Buyer Indemnification Notice”). If the Seller Representative in good faith does not agree that the Third Party Claim is one for which Seller is required to indemnify the Buyer Indemnified Party, the Seller Representative shall give written notice to the Buyer Indemnified Party of such fact within fifteen (15) days following the Seller Representative’s receipt of the Buyer Indemnification Notice (a “Seller Objection Notice”). If the Seller Representative does not give a Seller Objection Notice within fifteen (15) days following the Seller Representative’s receipt of the Buyer Indemnification Notice, the Buyer Indemnified Party shall appoint counsel reasonably acceptable to the Seller Representative to defend the Third Party Claim, and thereafter shall conduct the defense of the Third Party Claim so long as such Third Party Claim seeks recovery from any FTI Party. All Losses incurred by the Buyer Indemnified Party (including, without limitation, reasonable fees and expenses of attorneys, accountants and other experts) shall be paid from the Escrowed Amounts in accordance with the terms of the Escrow Agreement. No Buyer Indemnified Party may consent to the entry of any judgment or enter into any settlement agreement for an amount that is less than the current amount in the Escrow Accounts (as defined in the Escrow Agreement), excluding any Segregated Portions (as defined in the Escrow Agreement), plus $500,000 (the “Consent Threshold”) without the consent of the Seller Representative, which consent shall not be unreasonably withheld; provided that, in the case of any judgment or settlement agreement for an amount in excess of the Consent Threshold, the Buyer Indemnified Party shall have sole consent and settlement authority.

(b) If, subsequent to the Closing, a Buyer Indemnified Party believes it is entitled to indemnification from Seller for Losses unrelated to Third Party Claims (a “Direct Claim”), the Buyer Indemnified Party shall give the Seller Representative a Buyer Indemnification Notice within thirty (30) days after the claim becomes known to the Buyer Indemnified Party. If the Seller Representative does not agree that the Direct Claim is one for which Seller is required to indemnify the Buyer Indemnified Party, the Seller Representative shall give the Buyer Indemnified Party a Seller Objection Notice within fifteen (15) days following the Seller Representative’s receipt of the Buyer Indemnification Notice. If the Seller Representative does not give a Seller Objection Notice within fifteen (15) days following its receipt of the Buyer Indemnification Notice, all Losses incurred by the Buyer Indemnified Party with respect to the Direct Claim shall be paid from the Escrowed Amounts in accordance with the terms of the Escrow Agreement.

(c) If the Seller Representative timely gives a Seller Objection Notice in response to any Buyer Indemnification Notice related to a Third Party Claim, the Buyer Indemnified Party shall appoint counsel, and conduct the defense and settlement of the Third Party Claim without the consent of any Selling Party, any LLC Owner or the Seller Representative. If the Seller Representative gives a Seller Objection Notice in response to a Buyer Indemnification Notice related to either a Direct Claim or a Third Party Claim, and the Buyer Indemnified Party still believes that Seller is required to indemnify the Buyer Indemnified Party for such Direct Claim or Third Party Claim, the parties shall litigate the dispute, and the non-prevailing party shall pay the prevailing party’s reasonable attorneys’ fees and court costs incurred in the litigation (which, if Seller is the non-prevailing party, shall be paid from the Escrow Amounts in accordance with the terms of the Escrow Agreement). If the Buyer Indemnified Party prevails in any such litigation and Seller is found to be responsible for indemnifying the Buyer Indemnified Party for the Direct Claim or Third Party Claim, all Losses incurred by the Buyer Indemnified Party with respect to such claim shall be paid from the Escrowed Amounts in accordance with the terms of the Escrow Agreement.

Section 6.4 Indemnification Procedure for Seller Indemnified Parties.

(a) If, subsequent to the Closing, a Seller Indemnified Party receives notice of the assertion of any Third Party Claim with respect to which Buyer, FTI and/or FTI LLC (collectively, the “Buyer Indemnifying Parties”) are required to provide indemnification under this Agreement, the Seller Representative shall give written notice to Buyer within thirty (30) days after the Seller Indemnified Party learns of such claim (a “Seller Indemnification Notice”). If Buyer does not agree that the Third Party Claim is one for which the Buyer Indemnifying Parties are required to indemnify the Seller Indemnified Party, it shall give written notice to the Seller Representative of such fact within fifteen (15) days following Buyer’s receipt of the Seller Indemnification Notice (a “Buyer Objection Notice”). If Buyer does not give a Buyer Objection Notice within fifteen (15) days following its receipt of the Seller Indemnification Notice, the Buyer Indemnifying Parties shall appoint counsel reasonably acceptable to the Seller Representative to defend the Third Party Claim, and thereafter shall, at their sole cost, conduct the defense and settlement of the Third Party Claim. The Buyer Indemnifying Parties shall directly pay all Losses incurred in connection with the Third Party Claim (including, without limitation, reasonable fees and expenses of attorneys, accountants and other experts). Notwithstanding the foregoing, no Buyer Indemnified Party shall consent to the entry of any judgment or enter into any settlement with respect to a Third Party Claim with respect to a Seller Indemnified Party without the prior written consent of the Seller Representative (i) if such judgment or settlement does not include an unconditional release by each claimant or plaintiff of such Seller Indemnified Party from all liability with respect to such Third Party Claim, (ii) if such judgment or settlement would result in the finding or admission of any violation of Law, or (iii) if as a result of such judgment or settlement, injunctive or other equitable relief would be imposed against such Seller Indemnified Party.

(b) If, subsequent to the Closing, a Seller Indemnified Party believes it is entitled to indemnification from a Buyer Indemnifying Party for Losses related to a Direct Claim, the Seller Representative shall give to Buyer a Seller Indemnification Notice within thirty (30) days after the claim becomes known to the Seller Indemnified Party. If Buyer does not agree that the Direct Claim is one for which a Buyer Indemnifying Party is required to indemnify the Seller Indemnified Party, it shall give the Seller Representative a Buyer Objection Notice within fifteen (15) days following Buyer’s receipt of the Seller Indemnification Notice. If Buyer does not send a Buyer Objection Notice within fifteen (15) days following its receipt of the Seller Indemnification Notice, the Buyer Indemnifying Party, within ten (10) days thereafter, shall deliver to the Seller Representative in cash or other immediately available funds for payment to the Seller Indemnified Party an amount equal to the value of all Losses incurred by the Seller Indemnified Party with respect to such Direct Claim.

(c) If Buyer timely sends a Buyer Objection Notice in response to any Seller Indemnification Notice related to a Third Party Claim, the Seller Indemnified Party may, at its option, appoint counsel, and conduct the defense and settlement of the Third Party Claim without the consent of the Buyer Indemnifying Parties. If Buyer sends a Buyer Objection Notice in response to a Seller Indemnification Notice related to either a Direct Claim or a Third Party Claim, and the Seller Indemnified Party still believes that Buyer Indemnifying Parties are required to indemnify the Seller Indemnified Party for such Direct Claim or Third Party Claim, the parties shall litigate the dispute and the non-prevailing party shall pay the prevailing party’s reasonable attorneys’ fees and court costs incurred in the litigation (which, if the Seller Indemnified Party is the non-prevailing party, shall be paid from the Escrowed Amounts in accordance with the terms of the Escrow Agreement). If the Seller Indemnified Party prevails in any such litigation and the Buyer Indemnifying Parties are found to be responsible for indemnifying the Seller Indemnified Party for the Direct Claim or Third Party Claim, the Buyer Indemnifying Parties, within ten (10) days thereafter, shall deliver to the Seller Representative in cash or other immediately available funds for payment to the Seller Indemnified Party an amount equal to the value of all Losses incurred by the Seller Indemnified Party with respect to such claim.

Section 6.5 Failure to Give Timely Notice. A failure by a Buyer Indemnified Party or a Seller Indemnified Party to give timely, complete or accurate notice as provided in this ARTICLE VI will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was materially damaged as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder or otherwise.

Section 6.6 Survival. All covenants, indemnification obligations and agreements of the Selling Parties, the LLC Owners, Buyer, FTI and FTI LLC shall survive the execution and delivery of this Agreement and the Closing hereunder for four (4) years after the Closing Date, and the representations and warranties of the Selling Parties, the LLC Owners, Buyer, FTI and FTI LLC shall survive for two (2) years after the Closing Date. Notwithstanding the foregoing, (i) the LLC Owners’ covenants in Section 5.8 shall survive for five (5) years (or such longer period resulting from the tolling of the covenants set forth in Section 5.8) and (ii) the covenants set forth in Section 5.15 shall survive for as long as the IRG indemnities set forth in the Contribution and Redemption Agreement survive. Notwithstanding anything to the contrary contained in this Agreement, (x) if a party shall have given notice of claim on or prior to the expiration of the applicable period specified herein, the claim shall survive indefinitely, (y) each Employment Agreement, and the representations, warranties and covenants therein, shall survive in accordance with the terms of such Employment Agreement and (z) each LLC Owner’s covenants, indemnification obligations and agreements under such LLC Owner’s Joinder Agreement shall survive in accordance with the terms of such Joinder Agreement.

Section 6.7 Certain Limitations and Exceptions. Notwithstanding the foregoing:

(a) Neither the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover under the provisions of this ARTICLE VI for any inaccuracy in or breach of a representation or warranty pursuant to Section 6.1(a) or 6.2(a), as applicable, until the aggregate amount which all Buyer Indemnified Parties or Seller Indemnified Parties, as

applicable, would be entitled to recover on account thereof, but for this Section 6.7, exceeds $250,000 in the aggregate, in which event the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, shall be entitled to recover for all Losses; provided, however, that the foregoing limitation shall not apply to recovery for an inaccuracy in or breach of a representation or warranty contained in Section 3.1, 3.2, 3.6(b), 3.7, 3.15, 3.17, 3.23, 3.24, 3.25, 3.26 or 3.27 or in any Restricted Stock Agreement.

(b) The Seller Indemnified Parties shall not be entitled to recover under the provisions of this ARTICLE VI for any inaccuracy in or breach of a representation or warranty, pursuant to Section 6.2 or otherwise in connection with this Agreement if the aggregate claims actually paid by Buyer on account thereof exceed $12,900,000.

(c) Subject to Section 6.8, the Buyer Indemnified Parties’ and their Affiliates’ sole recourse against the Selling Parties and the LLC Owners for (i) Losses indemnified pursuant to Section 6.1, (ii) for breach of any representations, warranties and covenants in the Transaction Documents and (iii) for any other Losses or liabilities arising from or related to the Transaction Documents, shall be to the Escrowed Amounts in accordance with this Agreement and the Escrow Agreement, and the Selling Parties and the LLC Owners shall have no liability to the Buyer Indemnified Parties or their Affiliates in excess of such amounts. Each Selling Party and each LLC Owner acknowledges and agrees that all of the Escrowed Amounts may be used to satisfy any and all payment or reimbursement obligations of Seller pursuant to Section 6.1, subject to the terms and conditions of this ARTICLE VI and the Escrow Agreement.

Section 6.8 Certain Other Remedies.

(a) Nothing in this Agreement shall limit the right of a party to seek specific performance of this Agreement or of any contract, document or other instrument executed and delivered pursuant to this Agreement.

(b) Nothing in this Agreement shall limit the right of any Buyer Indemnified Party to pursue any remedies against (i) any LLC Owner with respect to such LLC Owner’s obligations in such LLC Owner’s Joinder Agreement or (ii) any LLC Owner or Selling Party for any breach by such LLC Owner or Selling Party of Section 5.8.

(c) For the avoidance of doubt, and notwithstanding Section 10.10, each Employment Agreement is a separate agreement among the LLC Owner party to such Employment Agreement and the other parties thereto, and nothing in this Agreement shall limit the rights and remedies of the parties to such Employment Agreement.

Section 6.9 Effect of Investigation. The right to indemnification, payment of Losses of a Buyer Indemnified Party or for other remedies based on any representation, warranty, covenant or obligation of the Selling Parties contained in or made pursuant to this Agreement shall not be affected by (i) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation or (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation.

Section 6.10 Allocation of Indemnification Payments. The parties hereto agree that any indemnification payment pursuant to this Agreement shall be treated as an adjustment to the Purchase Price and shall be allocated as set forth in Section 2.4.

ARTICLE VII

CLOSING

Section 7.1 Closing. Subject to the conditions set forth herein, the consummation of the transactions that are the subject of this Agreement (the “Closing”) shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606, at 10:00 a.m. Chicago time on the second business day following the date on which all of the conditions to each party’s obligations hereunder have been satisfied or waived, or such other time and place as Buyer and the Seller Representative may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 7.2 Closing Deliveries of Selling Parties. At the Closing, the Selling Parties will execute and deliver or cause to be executed and delivered, as applicable, to Buyer:

(a) Assignment and Bill of Sale. An assignment and bill of sale for the Assets, substantially in the form and to the effect of Exhibit 7.2(a) (the “Assignment and Bill of Sale”), duly executed by Seller.

(b) Assumption Agreement. An assumption agreement, substantially in the form and to the effect of Exhibit 7.2(b), transferring to Buyer the Assumed Liabilities (including the Contracts (subject to Section 1.4) (the “Assumption Agreement”).

(c) Lien Searches. Such Uniform Commercial Code lien searches and such other instruments dated no more than fifteen (15) days prior to the Closing Date showing that there were no Liens outstanding against the Assets as of the Closing Date or a date that is not more than fifteen (15) days prior to the Closing Date.

(d) Payoff Letters, Guarantee Releases and Lien Discharges. A payoff letter (“Payoff Letter”) from each holder of a Lien on any of the Assets, indicating that upon payment of a specified amount such holder shall release its security interest, authorizing the filing of Uniform Commercial Code Termination Statements and agreeing to execute such other documents or endorsements necessary to release of record the security interests of all such holders, and evidence of the release or discharge of such financing statements, judgments, or other Liens on or against the Assets, in form and substance satisfactory to Buyer. Releases under any Guarantees of any Selling Party.

(e) Opinion of Harwell Howard Hyne Gabbert & Manner, P.C. An Opinion of Harwell Howard Hyne Gabbert & Manner, P.C., special counsel to Seller, dated as of the Closing Date, substantially in the form and to the effect of Exhibit 7.2(f) attached hereto but with respect to Cambio Partners.

(f) Opinion of McDermott Will & Emery LLP. An opinion of McDermott Will & Emery LLP, special counsel to Seller, dated as of the Closing Date, substantially in the form and to the effect of Exhibit 7.2(f) attached hereto.

(g) Employment Agreements. A duly executed Employment Agreement, substantially in the form of Exhibit 7.2(g) (each an “Employment Agreement”), for each individual identified on Schedule 7.2(g) (each, a “Senior Executive”).

(h) Restricted Stock Agreements and Related Questionnaires. A duly executed restricted stock agreement, substantially in the form of Exhibit 7.2(h) (each a “Restricted Stock Agreement”), for each LLC Owner, for each Selling Party and for each Escrow Joinder Individual who may receive Share Consideration in accordance with Section 5.13, in the case of each of the foregoing accompanied by a completed and signed questionnaire in the form attached as Exhibit A to such agreement.

(i) Executed Joinder Agreement. Duly executed joinder agreements, substantially in the form of Exhibit 7.2(i) (each a “Joinder Agreement”), from individuals listed in Schedule 3.2(a) that hold at least ninety-two percent (92%) of the then-outstanding membership interests of Cambio Partners and voted all of their membership interests in favor of approval of this Agreement and the transactions contemplated hereby.

(j) Escrow Agreement. The Escrow Agreement, duly executed by the Seller Representative.

(k) Consents. All consents and approvals from Governmental Authorities (whether federal, state or local) which are necessary to consummate the transactions contemplated by this Agreement (if any) shall have been obtained, and a copy of each such consent or approval shall have been provided to Buyer at or prior to the Closing.

(l) Purchase Price Schedule. The Purchase Price Schedule.

(m) CHS Sub Agreement. The CHS Sub Agreement.

(n) Escrow Joinder. Duly executed escrow joinder agreements, substantially in the form of Exhibit 7.2(n) (each an “Escrow Joinder Agreement”), from the individuals listed in Schedule 7.2(n).

(o) Other Documents. Such other documents and instruments as Buyer or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Buyer shall be in form and substance reasonably satisfactory to Buyer and Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for Buyer.

Section 7.3 Closing Deliveries of Buyer. At the Closing, Buyer will execute and deliver or cause to be executed and delivered to the Selling Parties or the Seller Representative, as applicable, simultaneously with delivery of the items referred to in Section 7.2 above:

(a) Payments at Closing. Bank wire transfers as provided in Section 2.2.

(b) Assignment and Assumption Agreement. The Assumption Agreement.

(c) Opinion of Counsel. An opinion of outside counsel to Buyer, FTI and FTI LLC, dated as of the Closing Date, substantially in the form and to the effect of Exhibit 7.3(c) attached hereto.

(d) Employment Agreements. A duly executed Employment Agreement for each Senior Executive.

(e) Escrow Agreement. The Escrow Agreement.

(f) Other Documents. Such other documents and instruments as the Seller Representative or Seller’s counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to the Selling Parties or the Seller Representative shall be in form and substance reasonably satisfactory to McDermott Will & Emery LLP.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the transactions contemplated hereby shall be subject to the satisfaction, or in each party’s discretion, waiver (to the extent permissible) at or prior to the Closing of each of the following conditions:

(a) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the transactions contemplated hereby.

(b) The members of Cambio Partners holding at least two-thirds (2/3) of the outstanding Cambio Partners membership units shall have approved this agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

Section 8.2 Conditions to Obligations of Buyer to Effect the Closing. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or, in Buyer’s sole discretion, waiver on or prior to the Closing of each of the following conditions:

(a) The representations and warranties of Seller set forth herein (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

(b) The Selling Parties shall have performed in all material respects all obligations required to be performed by them at or prior to the Closing under this Agreement.

(c) Buyer shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and chief financial officer of each of the Selling Parties, to the effect that (i) the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied and (ii) to the knowledge of such persons, since November 30, 2004 (A) there have been no changes in financial or tax accounting methods, principles or practices, (B) all Tax Returns required to be filed with respect to any Selling Party have been filed in a timely manner, all Taxes required to be paid with respect to such Tax Returns have been timely paid and there are no outstanding audit or other proceedings with respect thereto, and (C) Seller has conducted the cash management custom and practices (including the timely collection of receivables) in the ordinary course of business consistent with past practices.

(d) Since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had, or could reasonably be expected to have, (i) a change in, or effect that is materially adverse to the assets, liabilities, condition (financial or otherwise), operations or results of operations, cash flows, employee, client or customer relations, business or prospects of Seller or the Business, taken as a whole, or (ii) a change in, or effect that would be reasonably likely to impair the ability of Selling Parties or the LLC Owners to consummate the transactions contemplated by this Agreement.

(e) The transactions contemplated by the Settlement Agreement shall have been consummated.

Section 8.3 Conditions to Obligations of Selling Parties and LLC Owners to Effect the Closing. The obligations of the Selling Parties and the LLC Owners to consummate the transactions contemplated hereby shall be subject to the satisfaction or, in the Seller Representative’s sole discretion, waiver on or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of Buyer and FTI set forth herein (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

(b) Each of Buyer and FTI shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing under this Agreement.

(c) Seller shall have received a certificate, dated as of the Closing Date, signed by an officer of FTI, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Buyer shall have delivered to the Seller Representative at the Closing the Escrow Agreement, duly executed by Buyer.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller if:

(i) a statute, law, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby, or there shall be an order or injunction of a court of competent jurisdiction in effect prohibiting consummation of the transactions contemplated hereby, and such order or injunction shall have become final and nonappealable; or

(ii) the Closing shall not have been consummated by June 30, 2005, provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Closing to occur on or before such date;

(iii) the members of Cambio Partners holding at least two-thirds (2/3) of the outstanding Cambio Partners membership units shall not have approved this agreement, the Transaction Documents and the transactions contemplated hereby and thereby; or

(c) by Buyer if (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein):

(i) any representation or warranty of Seller set forth herein (A) that is qualified as to materiality shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), or (B) that is not qualified as to materiality shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, in any material respect; provided that such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after the receipt by Seller of written notice of such failure;

(ii) the Selling Parties shall have failed to perform in any material respect any obligation required to be performed by them at or prior to the Closing Date under this Agreement, which failure to perform has not been cured within thirty (30) days following receipt by Seller of notice of such failure to perform; or

(d) by Seller if (provided that the Selling Parties are not then in material breach of any representation, warranty, covenant or other agreement contained herein):

(i) any representation or warranty of Buyer set forth herein (i) that is qualified as to materiality shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), or (ii) that is not qualified as to materiality shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, in any material respect; provided that such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after the receipt by Buyer of written notice of such failure; or

(ii) Buyer shall have failed to perform in any material respect any obligation required to be performed by them at or prior to the Closing under this Agreement, which failure to perform has not been cured within thirty (30) days following receipt by Buyer of notice of such failure to perform.

Section 9.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall forthwith become null and void (except for this Section 9.2 and Sections 10.1 through 10.19, which shall survive such termination), and there shall be no liability on the part of Buyer, the Selling Parties or the LLC Owners hereunder, except (i) as set forth in Section 9.2(b) and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

(b) In the event this Agreement is terminated pursuant to Section 9.1(b)(iii), then, within two (2) Business Days after delivery to the Seller Representative by FTI of a statement (the “Termination Statement”) setting forth the amount of the fees and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP in connection with the negotiation and documentation of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby up to and including the date of such termination (the “Termination Amount”), the Selling Parties shall pay the Termination Amount to FTI by wire transfer of immediately available funds to the account designated by FTI in such statement. Each of the parties acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of FTI, FTI LLC or Buyer would enter into this Agreement. In the event that the Selling Parties shall fail to pay the Termination Amount when due, and, in order to obtain such payment, FTI commences a suit that results in a judgment against either of the Selling Parties for all or a portion of the Termination Amount (the “Adjudicated Amount”), the Selling Parties will pay to FTI interest on the Adjudicated Amount, commencing on the third Business Day date after the date of the termination of this agreement pursuant to Section 9.1(b)(iii), at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s base rate plus 2.00%. Payment of any amounts pursuant to this Section 9.2 shall not be in lieu of any damages incurred in the event of breach of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices, Consents, Etc. Any notices, demands or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally to the recipient, or (b) sent to the recipient by reputable express courier service (charges paid) or mailed to the recipient by registered or certified mail, return receipt requested and postage paid. Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) days after the date of mailing if sent by certified or registered mail, or (z) one (1) day after date of delivery to the overnight courier if sent by overnight courier. Such notices, demands and other communications shall be sent to the addresses indicated below or such other address or to the attention of such other person as the recipient has indicated by prior written notice to the sending party in accordance with this Section 10.1:

(a) If to a Selling Party, an LLC Owner or the Seller Representative:

to the Seller Representative at the address provided by the then-current Seller Representative pursuant to this Section 10.1, which, as of the date hereof, is:

Thomas W. Singleton
4564 Peytonsville Road
Franklin, Tennessee 37064

with a copy to:

McDermott Will & Emery LLP
227 West Monroe Street
Suite 4700
Chicago, Illinois 60606 Attention: John M. Callahan, Esq.

(b) If to Buyer, FTI or FTI LLC:

FTI Consulting, Inc.
900 Bestgate Road, Suite 100
Annapolis, Maryland 21401
Attention: Dianne R. Sagner, Vice President and General Counsel

with a copy (which shall not constitute notice) to each of:

Theodore I. Pincus
Executive Vice President and Chief Financial Officer
FTI Consulting, Inc.
900 Bestgate Road, Suite 100
Annapolis, Maryland 21401

And

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
Attention: Peter C. Krupp, Esq.
Kimberly A. deBeers, Esq.

Section 10.2 Public Announcements. Unless required by Law, no party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other parties hereto. To the extent reasonably feasible, the initial press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made jointly by the parties.

Section 10.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Laws or rule in any jurisdiction, in any respect, such invalidity shall not affect the validity, legality and enforceability of any other provision or any other jurisdiction and, the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.

Section 10.4 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by such party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

Section 10.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

Section 10.6 Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Seller shall pay all fees for tax and judgment lien searches and Uniform Commercial Code lien searches.

Section 10.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of New York, without giving effect to provisions thereof regarding conflict of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 10.8 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

Section 10.9 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Buyer, FTI and/or FTI LLC shall be permitted to assign this Agreement to any Person which executes an instrument agreeing to perform Buyer’s, FTI’s and/or FTI LLC’s obligations hereunder (as applicable) and which agrees be bound by the provisions of this Agreement; provided, however, that any such assignment shall not relieve Buyer, FTI or FTI LLC of their obligations hereunder. None of the Selling Parties, any LLC Owner or the Seller Representative may assign any of its respective rights or delegate any of its responsibilities, liabilities or obligations under this Agreement, without the prior written consent of FTI.

Section 10.10 Entire Agreement. This Agreement, including the Preamble and the Exhibits and Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof), together with the other Transaction Documents and LLC Owner Closing Documents and the Employment Agreements, sets forth the entire understanding of the parties with respect to the subject matter hereof and thereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof and thereof.

Section 10.11 Third Parties. Except as set forth in ARTICLE VI, this Section 10.11 and Section 10.18(d), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement. The parties hereto acknowledge and agree that the provisions of Section 5.8 are intended for the benefit of FTI and its Subsidiaries, that such Subsidiaries are third-party beneficiaries of Section 5.8 (to the extent that they are not direct beneficiaries thereof under this Agreement) and that Section 5.8 shall be enforceable by FTI and/or any of its Subsidiaries.

Section 10.12 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP and Exhibit 2.3(a), (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation” (unless actually followed by words to such effect). References in this Agreement to employees of Seller and/or Cambio Partners shall be deemed to include employees of Century II Leasing Company utilized by Seller or Cambio Partners.

Section 10.13 Knowledge.

(a) Any representation or warranty of Seller made as of the date hereof which is expressly qualified by “to the knowledge of Seller” or any similar terms refers to the knowledge of Robert R. Enkema, Bernard O’Neil, John A. Siedlecki, Thomas W. Singleton and John Southworth and all knowledge which was obtained upon inquiry by such persons of Seller’s board of directors. Seller acknowledges and agrees that, prior to the date hereof, all such inquiry has been undertaken.

(b) Any representation or warranty of Seller made as of the Closing Date which is expressly qualified by “to the knowledge of Seller” or any similar terms, refers to the knowledge of Robert R. Enkema, Bernard O’Neil, John A. Siedlecki, Thomas W. Singleton and John Southworth and all knowledge which was obtained upon inquiry by such persons of those employees of Seller or Cambio Partners whose duties would, in the normal course of Seller’s or Cambio Partners’ affairs, as applicable, result in such employees having knowledge concerning such subject, area or aspect. Seller agrees that, prior to the Closing, all such inquiry will be undertaken.

(c) Notwithstanding anything to the contrary contained in Section 10.13(a) and Section 10.13(b), any representation or warranty contained in Section 3.11 which is expressly qualified by reference “to the knowledge of Seller” or any similar terms, refers to the actual knowledge of Robert R. Enkema, Bernard O’Neil, John A. Siedlecki, Thomas W. Singleton and John Southworth, without inquiry.

Section 10.14 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

Section 10.15 Jurisdiction. Except as set forth in Section 2.3(e), in the Escrow Agreement and in each LLC Owner’s employment agreement with FTI LLC, each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (as well as all appropriate appellate courts) or, if jurisdiction in such court is lacking, the courts of the State of New York sitting in New York County (as well as all appropriate appellate courts) in respect of any claim relating to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, or otherwise in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

Section 10.16 Service of Process. Each of the parties hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.15 hereof in any such action, suit or proceeding by giving copies thereof by hand-delivery of air courier to his, her or its address as specified in or pursuant to Section 10.1 hereof. However, the foregoing shall not limit the right of a party to effect service of process on any other party by any other legally available method.

Section 10.17 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.18 Seller Representative.

(a) The Selling Parties and the LLC Owners hereby irrevocably constitute and appoint Thomas W. Singleton (or a replacement reasonably acceptable to Buyer) as their true and lawful attorney-in-fact and agent (the “Seller Representative”) with full power of substitution to: (i) receive the payment of the Purchase Price hereunder; (ii) do and perform each and every act and thing necessary and requisite to be done on their behalf to consummate the transactions contemplated by this Agreement, including to execute and deliver the Escrow Agreement and the other Transaction Documents; (iii) accept on behalf of the Selling Parties service of process and any notices required to be served on any Selling Party or LLC Owner; (iv) execute on behalf of any Selling Party or LLC Owner any amendment or waiver hereto; and (v) take all actions to be taken by the Selling Parties or LLC Owners under this Agreement, including to deliver notices to be served on Buyer by any such party and to control the defense and settlement of any and all claims for indemnification by any Buyer Indemnified Party against any of the Selling Parties or the LLC Owners under Section 5.8 and 6.1 of this Agreement.

(b) Each Selling Party and LLC Owner hereby agrees that: (i) in all matters in which action by the Seller Representative is required or permitted, the Seller Representative is authorized to act on behalf of such Selling Party, notwithstanding any dispute or disagreement among any of the Selling Parties or any of the LLC Owners, and any Buyer Indemnified Party shall be entitled to rely on any and all action taken by the Seller Representative under this Agreement without any liability to, or obligation to inquire of, any of the Selling Parties or LLC Owners, notwithstanding any knowledge on the part of any Buyer Indemnified Party of any such dispute or disagreement; (ii) notice to the Seller Representative, delivered in the manner provided in Section 10.1, shall be deemed to be notice to all Selling Parties and LLC Owners for the purposes of this Agreement; (iii) the power and authority of the Seller Representative, as described in this Agreement, shall continue in full force until all rights and obligations of the Selling Parties under this Agreement shall have terminated, expired or been fully performed.

(c) Each Selling Party and LLC Owner agrees that, notwithstanding the foregoing, at the request of Buyer, such Selling Party or LLC Owner shall take all actions necessary or appropriate to consummate the transaction contemplated hereby individually on such Selling Party’s or LLC Owner’s own behalf, and delivery of each and every document required of any Selling Party or LLC Owner pursuant to the terms hereof.

(d) If the Seller Representative dies or becomes legally incapacitated, the LLC Owners holding a majority of the interests of Cambio Partners held by LLC Owners as of the Closing promptly shall designate in writing to FTI and Buyer a single individual to replace the deceased or legally incapacitated Seller Representative hereunder. If at any time there shall not be a Seller Representative or the LLC Owners fail to so designate a successor Seller Representative, FTI or Buyer may petition a court of competent jurisdiction to appoint a Seller Representative.

Section 10.19 Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:

“Acquisition Proposal” means any proposal for a merger, consolidation or other business combination involving Seller or Cambio Partners or any proposal to acquire in any manner, directly or indirectly, an equity interest in, or a portion of the business or assets (other than sales of inventory in ordinary and usual course of business consistent with past custom and practice) of, Seller or Cambio Partners, or any proposal with respect to any other transaction similar to any of the foregoing with respect to Seller or Cambio Partners, other than the transactions contemplated by this Agreement.

“Affiliate” means an affiliate as defined in Rule 405 under the Securities Act of 1933, as amended, and includes any past and present Affiliate of a Person.

“Aggregate Excess Cash” means the aggregate of all of the LLC Owner Excess Cash.

“Aggregate Excess Shares” means the aggregate of all of the LLC Owner Excess Shares.

“Baseline Net Working Capital” means One Million Two Hundred Twenty-nine Thousand Five Hundred Fifty-seven Dollars ($1,229,557).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Maryland are authorized to close under the Laws of, or are in fact closed in, Maryland.

“Cleanup” means all actions required to: (a) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (b) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor law.

“Contribution and Redemption Agreement” means the Contribution and Redemption Agreement, dated as of December 10, 2003, by and among IRG, QHR, Triad, Seller and Cambio Partners, pursuant to which Cambio Partners indirectly acquired ownership of Seller from IRG, IRG indemnified the Selling Parties from certain liabilities, including liabilities arising from the actions or omissions of IRG prior to the date on which Cambio Partners became the sole member of Seller, and QHR and Triad agreed to guaranty IRG’s indemnification obligations under certain circumstances.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Substances at any location, whether or not owned or operated by Seller, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all Federal, state, provincial, municipal, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Working Capital Differential” means Twelve Million Nine Hundred Thousand Dollars ($12,900,000) plus the amount of current liabilities included in the Estimated Net Working Capital.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the

Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination, consistently applied.

“Hazardous Substances” means: (a) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law including pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances; (b) any radioactive material, including any source, special nuclear or by-product material as defined in 42 U.S.C. § 2011 et seq.; and (c) asbestos in any form or condition.

“Indebtedness” shall include, without duplication: (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current liabilities for trade payables incurred and payable in the ordinary course of business); (ii) any other indebtedness which is evidenced by a note, mortgage, bond, debenture or similar instrument, other than indebtedness related to equipment operating leases entered into in the ordinary course of business and listed on Schedule 1.1(a)(ii); (iii) all long-term obligations under capitalized leases; (iv) all loans from officers, members or employees; (v) all liabilities related to lease obligations for closed offices, if any; (vi) all liabilities for the payment of money related to acquisitions; (vii) net liabilities associated with intercompany balances and (vii) the portion calculable and non-contingent as of the Closing Date, whether or not then payable, of amounts required to be paid resulting from or triggered by the Closing whether a change of control payment obligation or otherwise.

“IRG” means The Intensive Resource Group, LLC, a Delaware limited liability company.

“IRS” means the United States Internal Revenue Service (or any successor agency).

“Liabilities” means any and all debts, losses, expenses, liabilities, damages, fines, costs, royalties, proceedings, deficiencies, obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, fixed or unfixed, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not resulting from third-party claims), all costs and expenses incurred to bring the Business into compliance with any Law, and any costs and expenses (including reasonable attorneys, accountants or other fees) related to any of the foregoing.

“Liens” means any mortgages, pledges, security interests, deeds of trust, liens, charges, options, conditional sales contracts, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances or restrictions of any nature whatsoever, other than those permitted encumbrances listed on Exhibit C.

“LLC Owner Excess Cash” means, as of the Closing Date with respect to any LLC Owner, the excess, if any, of (a) $12,900,000 multiplied by the Relative Interest of such LLC Owner over (b) the product of (i) the number of shares of Common Stock set forth opposite such LLC Owner’s name on the Purchase Price Schedule multiplied by (ii) the Closing Date Value.

“LLC Owner Excess Shares” means, as of the Closing Date with respect to any LLC Owner, the excess, if any, expressed as a number of shares of Common Stock, of (a) the number of shares of Common Stock set forth opposite such LLC Owner’s name on the Purchase Price Schedule over (b) the quotient of (i) $12,900,000 multiplied by the Relative Interest of such LLC Owner divided by (ii) the Closing Date Value.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including, but not limited to, certificates or articles of incorporation, by-laws, certificates of formation, operating agreements, certificates of limited partnership, partnership agreements, and certificates of existence, as applicable.

“Other Assets” means (a) all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, personnel records, customer and supplier lists and files, preprinted materials, and other similar items in the possession or under the control of Seller or in the possession or under the control of its affiliates or their representatives; (b) all rights to all telephone numbers related to the Business; (c) all intangible assets of Seller, including Proprietary Rights and other intangible assets of an intellectual property nature; (d) all payments, deposits (including security deposits) and prepaid expenses and all rights to insurance proceeds; (e) all work-in-process and finished products created by Seller for clients of Seller pursuant to Contracts; (f) all furnishings, furniture, fixtures, office equipment and supplies and other accessories related thereto, vehicles, art work and other tangible personal property, including the Personal Property, in each case, wherever located and including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such materials; (g) all Permits; and (h) all claims and causes of action against other Persons (regardless of whether or not such claims and causes of action have been asserted by Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery (regardless of whether such rights are currently exercisable).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether Federal, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).

“Personal Goodwill” means, with respect to any LLC Owner, close personal and ongoing business relationships, trade secrets and knowledge in connection with Seller’s business developed through the personal ability, personality, reputation, skill and integrity of the LLC Owner, and other information relating thereto.

“Proprietary Rights” means all rights in proprietary information and intellectual property, including all patents, patent applications, patent disclosures and patentable inventions; all trademarks, service marks, trade dress, trade names, and Internet domain names and corporate names, and similar designations of source or origin including all common law marks and the goodwill symbolized by all the foregoing; all rights of publicity and privacy; all registered and unregistered copyrights; all registrations, applications and renewals for any of the foregoing; all licenses of rights in computer software, trademarks, patents, copyrights and other intellectual property; all trade secrets; and all confidential or proprietary information, business methodologies, ideas, know-how, processes and techniques, inventions, research and development information, plans, improvements, proposals, technical and computer data, documentation, financial, business and marketing plans, and client, customer and supplier lists and related confidential or proprietary information.

“QHR” means Quorum Health Resources, LLC, a Delaware limited liability company.

“Relative Interest” means, with respect to any LLC Owner, the quotient obtained by dividing (x) the number of Cambio Partners membership units set forth opposite such LLC Owner’s name on Exhibit A by (y) the aggregate number of Cambio Partners membership units listed on Exhibit A.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Subsidiary” means, with respect to any Person (other than an individual) any corporation or other organization, whether incorporated or unincorporated, of which (a) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner.

“Substitute Cash Payment” means a payment of cash in the amount of the difference obtained by subtracting (a) the product of the Aggregate Excess Shares multiplied by the Closing Date Value from (b) the Aggregate Excess Cash.

“Tax” or “Taxes” means any and all taxes, however denominated, the liability for which is imposed by law, contractual agreement or otherwise, which taxes shall include, but not be limited to, all net income, gross income, gross receipts, franchise, excise, occupation, estimated, alternative minimum, add-on minimum, premium, windfall profit, profits, gains, net worth, paid up capital, capital stock, greenmail, sales, use, ad valorem, value added, retailers’ occupation, stamp, natural resources, environmental (including taxes under Section 59A of the Code), real property, personal property, custom, duty, transfer, recording, escheat, registration, documentation, leasing, insurance, social security, employment, severance, workers’ compensation, impact, hospital, health, unemployment, disability, payroll, license, service, service use, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties, fees, charges, levies, assessments, duties, tariffs, imposts or additions to Tax that may become payable in respect thereof, and any liability in respect of such amounts arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another person or by contract.

“Tax Returns” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement, including this Agreement, the Assignment and Bill of Sale, the Assumption Agreement, the Restricted Stock Agreements (including the related questionnaire), the Joinder Agreements, the Escrow Joinder Agreements, the Escrow Agreement and that certain letter agreement dated May 23, 2005 among the Selling Parties, FTI, FTI LLC, Buyer and the Seller Representative, but shall not include any Employment Agreement.

“Triad” means Triad Hospitals, Inc., a Delaware corporation.

“Uncollected Receivables Amount” means the amount of accounts receivable included as current assets in the Estimated Net Working Capital Certificate that have not been received by Buyer as of a specified date. For purposes of calculating the Uncollected Receivables Amount, Buyer shall be deemed to have received amounts which it elects to write off in connection with the extension of an existing contract or the signing of a new contract with the account debtor, an Affiliate of the account debtor, or their respective successors.

“Warranty Period” means the period from December 1, 2003 to the Closing Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

CAMBIO HEALTH SOLUTIONS, LLC

By:	/s/ Thomas W. Singleton
Name:
Title:

CAMBIO PARTNERS, LLC

By:	/s/ Thomas W. Singleton
Name:
Title:

FTI CONSULTING, INC.

By:	/s/ Theodore I. Pincus
Name: Theodore I. Pincus
Title: Executive Vice President and Chief Financial Officer

FTI, LLC

By:	/s/ Theodore I. Pincus
Name: Theodore I. Pincus
Title: Executive Vice President and Chief Financial Officer

FTI CAMBIO LLC

By:	/s/ Theodore I. Pincus
Name: Theodore I. Pincus
Title: Executive Vice President and Chief Financial Officer

Acknowledgment that the undersigned will serve as SELLER REPRESENTATIVE

/s/ Thomas W. Singleton
Thomas W. Singleton

SCHEDULES

Schedule 1.1(a)(ii)	Contracts

Schedule 1.1(a)(iii)	Accounts Receivable

Schedule 1.1(b)(vi)	Excluded Contracts

Schedule 3.2	States of Qualification

Schedule 3.2(a)	Capitalization of Cambio Partners

Schedule 3.2(b)	Organizational Documents of Selling Parties

Schedule 3.3	Exceptions to Transaction Not a Breach

Schedule 3.5	Financial Statements

Schedule 3.5(c)	Warranty Period Liabilities

Schedule 3.5(d)	Projections

Schedule 3.6(a)	Personal Property

Schedule 3.6(b)	Personal Property Encumbrances

Schedule 3.7	Taxes

Schedule 3.7(d)	Jurisdictions for Tax Returns

Schedule 3.8(b)	Contract Exceptions

Schedule 3.9	Leases

Schedule 3.10	Litigation

Schedule 3.11	Proprietary Rights

Schedule 3.12	Exceptions to Conduct of Ordinary Business

Schedule 3.13	Insurance Policies

Schedule 3.14	Licenses and Permits

Schedule 3.15	Welfare and Benefit Plans

Schedule 3.15(c)	Severance Payments

Schedule 3.15(i)	Employee Benefit Plan Changes

Schedule 3.16	Interests in Clients, Etc.

Schedule 3.20	Workers’ Compensation

Schedule 3.21	Clients and Projects

Schedule 3.22	Affiliate Transactions

Schedule 5.1(u)	Amendments of Operating Agreements

Schedule 5.8(c)	Covenant Period

Schedule 5.12	Employee Matters

Schedule 7.2(g)	Senior Executives

Schedule 7.2(n)	Escrow Joinder Individuals

Schedules – 1

EXHIBITS

Exhibit A	Ownership of Cambio Partners, LLC

Exhibit 2.2(b)	Form of Escrow Agreement

Exhibit 2.3(a)	Net Working Capital

Exhibit 7.2(a)	Form of Assignment and Bill of Sale

Exhibit 7.2(b)	Form of Assumption Agreement

Exhibit 7.2(f)	Form of Legal Opinion of McDermott Will & Emery LLP and Harwell Howard Hyne Gabbert & Manner, P.C.

Exhibit 7.2(g)	Form of Employment Agreement

Exhibit 7.2(h)	Form of Restricted Stock Agreement

Exhibit 7.2(i)	Form of Joinder Agreement

Exhibit 7.2(n)	Form of Escrow Joinder Agreement

Exhibit 7.3(c)	Form of Buyer Counsel Legal Opinion

Exhibits – 1

Exhibit 7.2(h)

Form of Restricted Stock Agreement

RESTRICTED STOCK AGREEMENT

RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as of                     , 2005 (the “Effective Date”), between FTI Consulting, Inc., a Maryland corporation (“FTI”), and                                                           (the “LLC Owner”).

PREAMBLE

A. This Agreement is entered into pursuant to the requirements of that certain Asset Purchase Agreement, dated as of May 23, 2005 (the “Asset Purchase Agreement”), by and among Cambio Health Solutions, LLC, a Delaware limited liability company (“Seller”); Cambio Partners, LLC, a Tennessee limited liability company (“Cambio Partners” and, together with Seller, collectively, the “Selling Parties”); the LLC Owner and each of the other individuals named in Exhibit A thereto that has executed a joinder agreement thereto; FTI; FTI, LLC, a Maryland limited liability company (“FTI LLC”); FTI Cambio LLC, a Maryland limited liability company and a wholly owned subsidiary of FTI (“Acquisition Sub”); and the Seller Representative (as defined in the Asset Purchase Agreement).

B. The LLC Owner independently has developed and owns close personal and ongoing business relationships, trade secrets and knowledge in connection with Seller’s business through the personal ability, personality, reputation, skill and integrity of the LLC Owner, and other information relating thereto (“Personal Goodwill”). The Asset Purchase Agreement provides for the sale by the LLC Owner to FTI, and the purchase by FTI from the LLC Owner, of the Personal Goodwill for consideration consisting of cash and/or shares of common stock, par value $0.01 per share, of FTI (the “Common Stock”). Such shares of Common Stock (the “Shares”), other than any LLC Owner Excess Shares (as defined in the Asset Purchase Agreement), if any, of the LLC Owner (such LLC Owner Excess Shares and any securities that may be paid as a dividend or otherwise distributed with respect thereto or issued or delivered in exchange or substitution therefor, the “Excess Shares”), will initially be held in escrow pursuant to the Escrow Agreement, dated as of the date hereof (the “Escrow Agreement”), by and among the Seller Representative, FTI, FTI LLC, Acquisition Sub and the escrow agent thereunder (the “Escrow Agent”), to secure obligations of Seller and the LLC Owner under the Asset Purchase Agreement and the other Transaction Documents.

C. [As of the Effective Date, the LLC Owner is entering into an Employment Agreement (as defined in the Asset Purchase Agreement) (the “Employment Agreement”), pursuant to the requirements of the Asset Purchase Agreement.]1

1. Representations, Warranties and Covenants of the LLC Owner. The LLC Owner acknowledges, represents, warrants and covenants as follows:

(a) The LLC Owner is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “1933 Act”).

(b) The LLC Owner has full capacity, power and authority to enter into, execute, deliver and perform his or her obligations under this Agreement and to make the representations, warranties and covenants contained in this Agreement. The LLC Owner

[1]	For Senior Executives that own at least 2% of Cambio Partners’ equity (“Category A+B”) and enter into an Employment Agreement.

understands that the tax treatment and consequences of the transactions contemplated by the Asset Purchase Agreement and the receipt by the LLC Owner of any Common Stock pursuant to the Asset Purchase Agreement are complicated. The LLC Owner is not relying on any statement by or information from FTI or any of its officers, directors, employees, legal counsel, agents, representatives or affiliates as to such tax treatment or consequences.

(c) As used herein, the term “Restricted Securities” means, collectively, all shares of Common Stock (or any other equity securities of FTI) that are or may be issued by FTI to the LLC Owner pursuant to the Asset Purchase Agreement and the transactions contemplated thereby or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor, excluding in the case of all of the foregoing any Excess Shares. The LLC Owner agrees (1) not to sell, assign, transfer, exchange, pledge or otherwise dispose of, or make any offer or agreement relating to, any of the Restricted Securities and/or any option, right or other interest with respect to any Restricted Securities that the LLC Owner may acquire and (2) not to establish or increase any “put equivalent position” or liquidate or increase any “call equivalent position” with respect to any Restricted Securities (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequences of owning any Restricted Securities, whether or not such transaction is to be settled by delivery of Restricted Securities, other securities, cash or other consideration (such limitations on dispositions of and relating to Restricted Securities described in the preceding clauses (1) and (2) being referred to hereinafter as the “Restrictions”), until [(A) the Restrictions with respect to such Restricted Securities shall have lapsed in accordance with Section 2 and (B)] 2 such Restricted Securities shall have been released by the Escrow Agent for delivery to the LLC Owner in accordance with the terms of the Escrow Agreement.

(d) The LLC Owner has no present plan or intention to sell, transfer, exchange, pledge or otherwise dispose of, or to effect any other transaction which results in a reduction in the risk of ownership of, the Shares that the LLC Owner may acquire.

(e) The LLC Owner understands that the offer and issuance of the Shares is intended to be exempt from registration under the 1933 Act by virtue of Section 4(2) of the 1933 Act or Regulation D promulgated thereunder, and that no registration statement relating to the issuance of Shares in connection with the Asset Purchase Agreement has been or will be filed with the SEC or any state securities commission.

(f) The LLC Owner intends to acquire the Shares solely for his or her own account, for investment purposes only and not with a view to the resale or distribution thereof. The LLC Owner understands that, as disclosed herein, the Shares will not be registered under the 1933 Act and therefore cannot be resold unless they are registered under the 1933 Act or an exemption from registration is available. The LLC Owner has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Shares. The LLC Owner has not received any offering memorandum or other written materials from FTI relating to the Shares. The LLC Owner has had the opportunity to ask questions of, and has received answers to the LLC Owner’s satisfaction from, FTI concerning FTI, the Shares and other matters pertaining to an investment in the Shares. The LLC Owner has

[2]	For Category A+B.

2

completed an LLC Owner Questionnaire attached as Exhibit A and is returning such LLC Owner Questionnaire to FTI with this Agreement. The LLC Owner acknowledges that he or she has the financial ability to bear the economic risk of his or her investment in the Shares (including the possible loss of the investment in the Shares), has adequate means for providing for his or her current needs and personal contingencies and has no need for liquidity with respect to the investment in the Shares.

(g) The LLC Owner acknowledges that no representations or warranties have been made to the LLC Owner in connection with the Asset Purchase Agreement or the transactions contemplated thereby other than those contained in the Asset Purchase Agreement and the other Transaction Documents. The LLC Owner has determined that an investment in the Shares is a suitable investment for the LLC Owner and that at this time the LLC Owner could bear a complete loss of the investment.

(h) The LLC Owner understands that, since the Shares have not been registered under the 1933 Act or applicable state securities laws, the economic risk of investment in the Shares must be borne indefinitely by the LLC Owner unless they are subsequently registered under the 1933 Act or unless an exemption from such registration is available. There is no assurance that the Shares will ever be so registered in the future. Rule 144 adopted under the 1933 Act, governing the possible disposition of the Shares, may not be available, and there is no assurance that Rule 144 will be available in the future. There is no assurance that there will be any market for resale of the Shares.

(i) The LLC Owner further acknowledges, represents, agrees and is aware that:

(i) no federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of this investment;

(ii) there are substantial risks of loss of investment incidental to the acquisition of the Shares;

(iii) the investment in the Shares is an illiquid investment and the LLC Owner must bear the economic risk of investment in FTI for an indefinite period of time; and

(iv) the representations, warranties, agreements, undertakings and acknowledgments made by the LLC Owner in this Agreement are made with the intent that they be relied upon by FTI in determining the suitability of the LLC Owner as an acquiror of the Shares, and shall survive the acquisition of the Shares. In addition, the LLC Owner undertakes to notify FTI immediately of any change or expected change in any representation, warranty or other information relating to the LLC Owner set forth herein occurring or expected to occur prior to the Effective Date.

(j) The LLC Owner has not received or responded to a general solicitation or general advertising used by FTI or any subsidiary of FTI, or their respective representatives in connection with the offer or issuance of the Shares to the LLC Owner and is not relying on FTI or any subsidiary of FTI or any of their respective officers, employees,

3

representatives or affiliates for legal or tax advice in connection with the acquisition of the Shares and any transactions related thereto.

2. [Lapse of Restrictions;] 3 Floor Value; Voting and Dividends; Current Public Information and Registration.

(a) [Any attempted sale, assignment, transfer, exchange, pledge or other disposition of any Restricted Securities prior to [the lapse of the Restrictions with respect thereto] 4 [their release from Escrow by the Escrow Agent in accordance with the Escrow Agreement]5 shall be void and of no effect, and FTI shall have the right to disregard the same on its books and records and to issue “stop transfer” orders to its transfer agent; provided that, notwithstanding anything in this Agreement to the contrary, this Section 2(a) shall not prohibit any transactions with or by the Escrow Agent pursuant to the terms of the Escrow Agreement.

(b)

[For Category A6 that enter into Employment Agreements:

Subject to Section 2(c), the Restrictions shall lapse (i) as to one-half of the Restricted Securities then outstanding on the 182nd day after the second (2nd) anniversary of the Closing and (ii) as to the remaining Restricted Securities on the fifth (5th) anniversary of the Closing.]

[For Category B7 that enter into Employment Agreements:

Subject to Section 2(c), the Restrictions shall lapse (i) as to one-half of the Restricted Securities then outstanding on the second (2nd) anniversary of the Closing and (ii) as to the remaining Restricted Securities on the third (3rd) anniversary of the Closing.]

[For Category A or Category B that do not enter into Employment Agreements:

The Restrictions shall lapse on the [eighth (8th)]8[fourth (4th)]9 anniversary of the Closing.]

(c) [Notwithstanding anything to the contrary contained in Section 2(b):

(i) in the event the LLC Owner’s employment is terminated without Cause, the LLC Owner terminates his or her employment with Good Reason, the LLC Owner terminates the LLC Owner’s employment without Good Reason when the LLC Owner is

[3]	Category A+B only.

[4]	Category A+B only.

[5]	Other than Category A+B.

[6]	Senior Executives that own more than 4% of Cambio Partners’ equity (“Category A”).

[7]	Senior Executives that own from 2% to 4% inclusive of Cambio Partners’ equity (“Category B”).

[8]	Category A only. Unless modified by agreement of the Seller Representative and the Buyer. This will be the applicable provision in the event the Seller receives Share Consideration.

[9]	Category B only.

4

sixty-five (65) years of age or older or the LLC Owner dies or becomes Disabled, the Restrictions immediately shall lapse in their entirety as to all of the Restricted Securities;

(ii) in the event the LLC Owner’s employment is terminated for Cause, or the LLC Owner terminates his or her employment without Good Reason, any Restricted Securities as to which the Restrictions have not lapsed shall continue thereafter to be subject to the Restrictions through the [eighth (8th)]10[fourth (4th)]11 anniversary of the date of such resignation or termination, as applicable; and

(iii) in the event of a Change of Control, Business Disposition or Cambio Change of Control, the Restrictions immediately shall lapse in their entirety as to all of the Restricted Securities.]12

(d) Except in the event that the Restrictions are extended pursuant to Section 2(c)(ii) (in which case the LLC Owner shall not be entitled to receive any Special Payment Amount (as defined below)),]13 if, at [the later of (i) the time the Restrictions lapse or (ii)]14 the time the Restricted Securities are released from escrow by the Escrow Agent in accordance with the Escrow Agreement, the “fair market value” per share of Common Stock (which, for purposes hereof, shall be deemed to be the per share closing price of the Common Stock on the principal national securities exchange on which the Common Stock is traded on the date of such release [or lapse, as applicable,]15 or, if such exchange is not open for trading on such date, the next following date on which such exchange is open for trading) (the “Lapse Date Fair Market Value”) is less than the average of the daily closing prices per share of the Common Stock on the New York Stock Exchange, as reported in the Wall Street Journal for the five (5) consecutive trading days prior to the last Business Day that is two (2) days prior to the date on which the Closing (as defined in the Asset Purchase Agreement) occurs (the “Floor Value”), then the LLC Owner shall be entitled to receive a special payment, in the amount specified below, from FTI. The amount of the special payment (the “Special Payment Amount”) shall be equal to the product of (i) the number of shares of Common Stock [with respect to which the Restrictions lapsed or]16 which are released from escrow by the Escrow Agent in accordance with the Escrow Agreement at such time, multiplied by (ii) the difference obtained by subtracting the Lapse Date Fair Market Value from the Floor Value and shall be paid within 15 Business Days after such lapse or release in a lump sum in cash. For purposes of determining whether the LLC Owner shall be entitled to receive the Special Payment Amount and the amount thereof, the Floor Value shall be adjusted as appropriate to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event affecting the Common Stock.

[10]	Category A only.

[11]	Category B only.

[12]	Except as noted with respect to clause (iii), applies only to Category A+B who enter into Employment Agreements.

[13]	Category A+B only.

[14]	Category A+B who enter into Employment Agreements only.

[15]	Category A+B only.

[16]	Category A+B only.

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(e) The LLC Owner shall have the right to vote the shares of Common Stock constituting Restricted Securities held by such LLC Owner and shall be entitled to receive any dividends that are declared and payable with respect thereto while held in escrow by the Escrow Agent in accordance with the Escrow Agreement [and before and after all Restrictions lapse]17. The existence of the Restricted Securities will not affect in any way the right or authority of FTI or the holders of FTI’s voting securities to make or authorize (i) any or all adjustments, recapitalizations, reorganizations or other changes in FTI’s capital structure or its business; (ii) any merger or consolidation of FTI’s capital structure or its business; (iii) any merger or consolidation of FTI; (iv) any issue of bonds, debentures, preferred or prior preference equity interests ahead of or affecting the Restricted Securities or the rights thereof; (v) the dissolution or liquidation of FTI; (vi) any sale or transfer of all or any part of FTI’s assets or business; or (vii) any other corporate act or proceeding, whether of a similar character or otherwise.

(f) FTI will use commercially reasonable efforts to ensure that, at all times while the LLC Owner owns Shares the sale of which by such LLC Owner pursuant to Rule 144 under the 1933 Act (“Rule 144”) would be subject to the requirements of paragraph (c) under Rule 144, the conditions in either paragraph (c)(1) or paragraph (c)(2) of Rule 144 are satisfied. If (i) on the 182nd day after the second (2nd) anniversary of the Closing or on the fifth (5th) anniversary of the Closing (each of such 182nd day or fifth (5th) anniversary, a “Trigger Date”), Rule 144 has been repealed or amended in a manner that materially adversely affects the ability of the LLC Owner to sell the Shares and (ii) the Seller Representative delivers notice to FTI (a “Registration Notice”) within 45 days after such Trigger Date requesting registration of the Shares that may be sold and are sought to be registered, then FTI shall, if Form S-3 is available under the 1933 Act, within 135 days after such Trigger Date (the “Filing Deadline”), file and use commercially reasonable efforts to cause to become effective a registration statement on Form S-3 for such Shares, which registration statement may, in FTI’s sole discretion, also register such other shares of Common Stock as FTI may be required to register under the 1933 Act pursuant to notices from the Seller Representative under any Restricted Stock Agreements (as defined in the Asset Purchase Agreement) (the “Additional Shares”). FTI agrees to maintain the effectiveness of any such registration statement for 90 consecutive days after the initial effectiveness thereof (or for such lesser time within which all of the Shares have been sold by or for the account of the LLC Owner), provided, however, that FTI shall have the option to delay the filing of any such registration statement for up to 90 days after the Filing Deadline if FTI reasonably determines that the offering of the Shares, together with the Additional Shares, would impede, delay or interfere with any financing, offer or sale of securities, acquisition, corporate reorganization or other material transaction involving FTI or any of its Affiliates, or require disclosure of material information as to which disclosure at that time would not be in the best interests of FTI and its stockholders; provided, further, that FTI shall have the option to purchase, in lieu of filing such registration statement and using commercially reasonable efforts to cause such registration statement to become effective, any of the Shares that are the subject of a Registration Notice at the then fair market value of such Shares (which shall be equal to the number of such Shares multiplied by the average daily closing price of Common Stock as reported in the Wall Street Journal for the five (5) consecutive trading days ending the Business Day prior to the date of the purchase). In connection with any such registration statement, the LLC Owner agrees to cooperate with FTI and provide any necessary information in order to prepare and file such registration statement in accordance with the 1933 Act and the rules and

[17]	Category A+B.

6

regulations of the Securities and Exchange Commission promulgated thereunder and to cause such registration statement to become effective under the 1933 Act.

(g) [Each capitalized term used in this Section 2 shall, unless otherwise defined herein, have the same meaning as is ascribed to such term in the Employment Agreement.]18

3. Legends.

(a) The LLC Owner understands and agrees that stop transfer instructions will be given to the transfer agent for the Common Stock with respect to certificates evidencing the Shares and that there will be placed on the certificates evidencing the Shares a legend stating in substance:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY APPLICABLE STATE LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE 1933 ACT. THE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

(b) All certificates evidencing Shares constituting Restricted Securities shall bear an additional legend stating in substance:

THE SALE OR OTHER DISPOSITION OF THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY AND SUBJECT TO THE PROVISIONS OF A RESTRICTED STOCK AGREEMENT, A COPY OF WHICH WILL BE FURNISHED BY THE CORPORATION WITHOUT CHARGE UPON THE REQUEST OF ANY STOCKHOLDER. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF THE CORPORATION.

Following the release from Escrow of such Restricted Securities, upon request of the LLC Owner, FTI shall promptly remove or cause to be removed such legend [following the lapse or termination of the Restrictions in accordance with Section 2]19.

4. Employment Rights. To the extent that LLC Owner is otherwise employed by FTI or any of its subsidiaries, no provision of this Agreement or of any Restricted Securities governed hereby shall give LLC Owner any right to continue in the employ of FTI or any of its

[18]	For any Category A+B that enters into an Employment Agreement.

[19]	Category A+B only.

7

subsidiaries, create any inference as to the length of employment of LLC Owner, affect the right of FTI or of its subsidiaries to terminate the employment of LLC Owner, with or without cause, or give LLC Owner any right to participate in any employee welfare or benefit plan or other program of FTI or any of its subsidiaries.

5. Notices. Any notices, demands or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally to the recipient, or (b) sent to the recipient by reputable express courier service (charges paid) or mailed to the recipient by registered or certified mail, return receipt requested and postage paid. Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) days after the date of mailing if sent by certified or registered mail, or (z) one (1) day after date of delivery to the overnight courier if sent by overnight courier. Such notices, demands and other communications shall be sent to the addresses indicated below or such other address or to the attention of such other person as the recipient has indicated by prior written notice to the sending party in accordance with this Section 5:

If to FTI:	FTI Consulting, Inc.
900 Bestgate Road, Suite 100
Annapolis, Maryland 21401
Attention: Dianne R. Sagner, Vice President
and General Counsel

with copies (which shall not constitute notice) to each of:

FTI Consulting, Inc.
900 Bestgate Road, Suite 100
Annapolis, Maryland 21401
Attention: Theodore I. Pincus, Vice President
and Chief Financial Officer

and

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
Attention: Peter C. Krupp, Esq.
Kimberly A. deBeers, Esq.

If to the
LLC Owner:	to the address set forth below the LLC Owner’s signature on the signature page of this Agreement with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
227 West Monroe Street
Suite 4700
Chicago, Illinois 60606
Attention: John M. Callahan, Esq.

8

or to such other address as either party may select by notice to the other party in accordance with this Section 5. Notice delivered as provided herein will be deemed given on the third Business Day following the date mailed or on the date of actual receipt, whichever is earlier.

6. Termination. This Agreement shall be terminated and shall be of no further force and effect upon the termination of the Asset Purchase Agreement pursuant to Article IX thereof.

7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

8. Binding Agreement. This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of the LLC Owner and any pledgee holding Restricted Securities as collateral.

9. Waiver. No waiver by either party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by the party against whom enforcement of the waiver is sought. No delay or omission by FTI in exercising any of its rights under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by FTI on any one occasion is effective only in that instance and will not be construed as a bar to, or waiver of, any right on any other occasion.

10. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of New York, without giving effect to provisions thereof regarding conflict of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

11. Injunctive Relief. The restrictions set forth in this Agreement are necessary for the protection of the business and goodwill of FTI and are considered by the LLC Owner to be reasonable for such purpose. The LLC Owner agrees that any breach by the LLC Owner of any term set forth under this Agreement is likely to cause FTI substantial and irrevocable damage and, therefore, any such breach shall entitle FTI, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach or alleged breach or alleged threatened breach. The parties hereto understand and intend that each restriction set forth herein shall be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any other restriction, and that the unenforceability, in whole or in part, of any other restriction, will not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. The LLC Owner hereby acknowledges that he or she is fully cognizant of the restrictions imposed upon him or her pursuant to the terms of this Agreement.

12. Titles; Section References. The subject headings and subheadings set forth in the sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions. Unless the context requires otherwise, all references herein to Sections are to Sections in this Agreement.

9

13. Rule of Construction; Definitions. It is not intended by the parties hereto that this Agreement shall be construed against the party that has drafted all or any portion of this Agreement. Any capitalized term used and not otherwise defined herein shall have the meaning ascribed to such term in the Asset Purchase Agreement.

14. Complete Agreement. This Agreement and the documents expressly referred to herein, including the Asset Purchase Agreement, the Escrow Agreement and the Employment Agreement, embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or rule in any jurisdiction, in any respect, such invalidity shall not affect the validity, legality and enforceability of any other provision or any other jurisdiction and, the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.

16. Floor Value for Excess Shares. If, on the first anniversary of the Closing (as defined in the Asset Purchase Agreement) (the date of such first anniversary being referred to herein as the “Excess Share Valuation Date”), the “fair market value” per share of Common Stock (which, for purposes hereof, shall be deemed to be the per share closing price of the Common Stock on the principal national securities exchange on which the Common Stock is traded on such first anniversary or, if such exchange is not open for trading on the Excess Share Valuation Date, the next following date on which such exchange is open for trading) (the “Excess Share Fair Market Value”) is less than the Floor Value, then the LLC Owner shall, to the extent that the LLC Owner holds Excess Shares on the Excess Share Valuation Date, be entitled to receive a special payment from FTI (the “Excess Share Special Payment Amount”) in an amount equal to product of (i) the number of shares of Common Stock constituting Excess Shares owned by the LLC Owner on the Excess Share Valuation Date, multiplied by (ii) the difference obtained by subtracting the Excess Share Fair Market Value from the Floor Value; provided that the LLC Owner shall not be entitled to any Excess Share Special Payment Amount with respect to any Excess Shares as to which the LLC Owner has engaged in a sale, assignment, transfer, exchange, pledge or other disposition, or made any offer or agreement, established or increased any “put equivalent position” or liquidated or increased any “call equivalent position” (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or otherwise entered into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequences of ownership, whether or not such transaction is to be settled by delivery of Excess Shares, other securities, cash or other consideration. The Excess Share Special Payment Amount, if any, shall be paid within 15 Business Days after the Excess Share Valuation Date in a lump sum in cash. For purposes of determining whether the LLC Owner shall be entitled to receive the Excess Share Special Payment Amount and the amount thereof, the Floor Value shall be adjusted as appropriate to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event affecting the Common Stock.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement as of the date first above written.

Name:
Address:

FTI CONSULTING, INC.

By:
Name:
Title:

EXHIBIT A

LLC OWNER QUESTIONNAIRE*

1.	IDENTIFYING INFORMATION

NAME:
ADDRESS:

TELEPHONE NUMBER:	( )

2.	INVESTOR DETERMINATION

Please provide your home address and phone number, if it differs from that set forth above:

ADDRESS:

TELEPHONE NUMBER:	( )

Please check each of the following that applies to you:

☐	I am a natural person with a personal net worth, or joint net worth with my spouse, in excess of $1 million.

☐	I am a natural person who had an individual annual income above $200,000 in each of 2003 and 2004 and I expect my annual income for 2005 to exceed $200,000.

☐	I am a natural person who had a joint annual income with my spouse above $300,000 in 2003 and 2004 and I reasonably expect such joint annual income for 2005 to exceed $300,000.

☐	I am a director or executive officer of FTI Consulting, Inc.

*	This form of questionnaire will be used as the basis for, and adapted as appropriate for use as, the entity questionnaires to be completed by Cambio Health Solutions, LLC and Cambio Partners, LLC with respect to their status as accredited investors pursuant to Rule 501(a)(2) under the Securities Act of 1933, as amended.

3.	SOPHISTICATION DETERMINATION:

State briefly the nature of the knowledge and experience you have in financial and business matters (including your occupation) on which you base the representations contained in that certain Restricted Stock Agreement, dated                      , 2005, between FTI Consulting, Inc., a Maryland corporation, and you (the “Restricted Stock Agreement”) that you are capable of evaluating the merits and risks involved in an investment in Restricted Securities (as such term is defined in the Restricted Stock Agreement).

4.	REPRESENTATION

By signing this questionnaire, the undersigned hereby confirms that the answers to the foregoing questions are true and complete.

Signature

Print Name

Date

A-2